Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-232928

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Floating Rate Senior Notes due February 2021	$500,000,000	100.000%	$500,000,000	$60,600.00
Floating Rate Senior Notes due August 2021	$500,000,000	100.000%	$500,000,000	$60,600.00
Floating Rate Senior Notes due 2022	$1,500,000,000	100.000%	$1,500,000,000	$181,800.00
2.600% Senior Notes due 2021	$1,500,000,000	99.912%	$1,498,680,000	$181,640.02
2.700% Senior Notes due 2022	$2,000,000,000	99.893%	$1,997,860,000	$242,140.63
2.900% Senior Notes due 2024	$3,000,000,000	99.870%	$2,996,100,000	$363,127.32
3.200% Senior Notes due 2026	$1,000,000,000	99.931%	$999,310,000	$121,116.37
3.500% Senior Notes due 2029	$1,500,000,000	99.506%	$1,492,590,000	$180,901.91
4.300% Senior Notes due 2039	$750,000,000	99.481%	$746,107,500	$90,428.23
4.400% Senior Notes due 2049	$750,000,000	98.539%	$739,042,500	$89,571.96

(1)	Calculated in accordance with Rule 457(r) and Rule 457(o) under the Securities Act of 1933, as amended.

Prospectus Supplement
(To Prospectus dated July 31, 2019)

$500,000,000 Floating Rate Senior Notes due February 2021	$1,500,000,000 2.600% Senior Notes due 2021	$1,500,000,000 3.500% Senior Notes due 2029
$500,000,000 Floating Rate Senior Notes due August 2021	$2,000,000,000 2.700% Senior Notes due 2022	$750,000,000 4.300% Senior Notes due 2039
$1,500,000,000 Floating Rate Senior Notes due 2022	$3,000,000,000 2.900% Senior Notes due 2024	$750,000,000 4.400% Senior Notes due 2049
$1,000,000,000 3.200% Senior Notes due 2026

We are offering $500,000,000 aggregate principal amount of our Floating Rate Senior Notes due February 2021 (the “February 2021 floating rate notes”), $500,000,000 aggregate principal amount of our Floating Rate Senior Notes due August 2021 (the “August 2021 floating rate notes”) and $1,500,000,000 aggregate principal amount of our Floating Rate Senior Notes due 2022 (the “2022 floating rate notes,” and together with the February 2021 floating rate notes and the August 2021 floating rate notes, the “floating rate notes”), $1,500,000,000 aggregate principal amount of our 2.600% Senior Notes due 2021 (the “2021 notes”), $2,000,000,000 aggregate principal amount of our 2.700% Senior Notes due 2022 (the “2022 notes”), $3,000,000,000 aggregate principal amount of our 2.900% Senior Notes due 2024 (the “2024 notes”), $1,000,000,000 aggregate principal amount of our 3.200% Senior Notes due 2026 (the “2026 notes”), $1,500,000,000 aggregate principal amount of our 3.500% Senior Notes due 2029 (the “2029 notes”), $750,000,000 aggregate principal amount of our 4.300% Senior Notes due 2039 (the “2039 notes”) and $750,000,000 aggregate principal amount of our 4.400% Senior Notes due 2049 (the “2049 notes,” and together with the 2021 notes, the 2022 notes, the 2024 notes, the 2026 notes, the 2029 notes and the 2039 notes, the “fixed rate notes”). We refer to the fixed rate notes and the floating rate notes collectively as the “notes.”

The February 2021 floating rate notes will bear interest at a floating rate, reset quarterly, equal to the three-month LIBOR plus 0.950% per annum. The August 2021 floating rate notes will bear interest at a floating rate, reset quarterly, equal to the three-month LIBOR plus 1.250% per annum. The 2022 floating rate notes will bear interest at a floating rate, reset quarterly, equal to the three-month LIBOR plus 1.450% per annum. We will pay interest on the February 2021 floating rate notes quarterly in arrears on February 8, May 8, August 8 and November 8 of each year, commencing on November 8, 2019. We will pay interest on the August 2021 floating rate notes quarterly in arrears on February 13, May 13, August 13 and November 13 of each year, commencing on November 13, 2019. We will pay interest on the 2022 floating rate notes quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2019. The February 2021 floating rate notes will mature on February 8, 2021, the August 2021 floating rate notes will mature on August 13, 2021 and the 2022 floating rate notes will mature on August 15, 2022. We may redeem at par some or all of the floating rate notes of any series (other than the February 2021 floating rate notes) at our option at any time or from time to time on or after the applicable date specified under “Description of the Notes—Optional Redemption” in this prospectus supplement.

We will pay interest on each series of fixed rate notes (other than the 2021 Notes) semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2020. We will pay interest on the 2021 notes semi-annually in arrears on February 13 and August 13 of each year, commencing on February 13, 2020. The 2021 notes will mature on August 13, 2021, the 2022 notes will mature on August 15, 2022, the 2024 notes will mature on August 15, 2024, the 2026 notes will mature on August 15, 2026, the 2029 notes will mature on August 15, 2029, the 2039 notes will mature on August 15, 2039 and the 2049 notes will mature on August 15, 2049. We may redeem some or all of the fixed rate notes of any series at our option at any time and from time to time at the applicable redemption prices described under “Description of the Notes—Optional Redemption” in this prospectus supplement.

We expect to receive net proceeds, after deducting underwriters’ discounts but before deducting other offering expenses, of approximately $12.9 billion from this offering. We intend to use the net proceeds of this offering, together with the net proceeds of the other financing transactions (as defined below) to finance our pending merger with Anadarko Petroleum Corporation (“Anadarko”) (as described herein) and to pay related fees and expenses. The completion of this offering is not contingent on the merger with Anadarko. In the event that the merger (as defined below) is not completed on or before May 14, 2020, or if, prior to such date, the merger agreement (as defined below) is validly terminated (other than in connection with the completion of the merger), we will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, redemption date. See “Description of the Notes—Special Mandatory Redemption.”

The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our other unsecured senior indebtedness from time to time outstanding. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each series of notes is a new issue of securities with no established trading market. The notes will not be listed on any securities exchange.

Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 7 of the accompanying prospectus and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Public Offering Price(1)	Underwriting Discount	Proceeds, Before Expenses, to Us
Per February 2021 floating rate note	100.000%	0.225%	99.775%
Total	$500,000,000	$1,125,000	$498,875,000
Per August 2021 floating rate note	100.000%	0.225%	99.775%
Total	$500,000,000	$1,125,000	$498,875,000
Per 2022 floating rate note	100.000%	0.250%	99.750%
Total	$1,500,000,000	$3,750,000	$1,496,250,000
Per 2021 note	99.912%	0.225%	99.687%
Total	$1,498,680,000	$3,375,000	$1,495,305,000
Per 2022 note	99.893%	0.250%	99.643%
Total	$1,997,860,000	$5,000,000	$1,992,860,000
Per 2024 note	99.870%	0.350%	99.520%
Total	$2,996,100,000	$10,500,000	$2,985,600,000
Per 2026 note	99.931%	0.400%	99.531%
Total	$999,310,000	$4,000,000	$995,310,000
Per 2029 note	99.506%	0.450%	99.056%
Total	$1,492,590,000	$6,750,000	$1,485,840,000
Per 2039 note	99.481%	0.750%	98.731%
Total	$746,107,500	$5,625,000	$740,482,500
Per 2049 note	98.539%	0.750%	97.789%
Total	$739,042,500	$5,625,000	$733,417,500
Combined total for the notes	$12,969,690,000	$46,875,000	$12,922,815,000
(1)	Plus accrued interest, if any, from August 8, 2019.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be delivered to investors on or about August 8, 2019 in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking S.A. and Euroclear Bank S.A./N.V., against payment in New York, New York.

Joint Book-Running Managers

BofA Merrill Lynch			Citigroup
J.P. Morgan			Wells Fargo Securities
Barclays			HSBC
MUFG	RBC Capital Markets	SOCIETE GENERALE	SMBC Nikko

Co-Managers

BBVA	CIBC Capital Markets	Mizuho Securities	PNC Capital Markets LLC
Scotiabank	Standard Chartered Bank		US Bancorp
Academy Securities	Loop Capital Markets		The Williams Capital Group, L.P.

August 6, 2019

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any applicable free writing prospectuses. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front covers of this prospectus supplement and the accompanying prospectus, the information contained in any related free writing prospectus will be accurate only as of the date of that document, and the information contained in any document incorporated by reference into this prospectus supplement is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Unless otherwise expressly stated or the context otherwise requires, references to “dollars,” “$” and other similar references in this prospectus supplement, the accompanying prospectus and any related free writing prospectuses are to U.S. dollars. Unless otherwise expressly stated or the context otherwise requires, the words “Occidental,” “we,” “us” and “our” as used in this prospectus supplement refer to Occidental Petroleum Corporation and its subsidiaries. However, in the “Description of the Notes” section of this prospectus supplement, references to “Occidental,” “we,” “us,” and “our” are to Occidental Petroleum Corporation only and not to any of its subsidiaries.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. Factors that could cause the results to differ include, but are not limited to, the following risks related to the merger (as defined below), the exchange offers (as defined below) and the financing transactions (as defined below):

•	the ability of Occidental and Anadarko to complete the merger, including the approval by the Anadarko stockholders and to satisfy the other conditions to the closing of the merger on a timely basis or at all;
•	the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement, including under circumstances that might require Occidental to pay or cause to be paid a termination fee of $1 billion to Anadarko;
•	the possibility that the merger is delayed or does not occur;
•	Occidental’s ability to finance the merger, including completion of the Berkshire Hathaway investment (as defined below);
•	the possibility that the anticipated benefits from the merger cannot be realized in full or at all or may take longer to realize than expected, including risks associated with achieving expected synergies, cost savings, capital spending reductions and operating efficiencies from the merger;
•	the risks related to Occidental being restricted in the operation of its business while the merger agreement is in effect;
•	risks relating to significant merger costs and/or unknown liabilities;
•	risks associated with third-party contracts containing change in control consent requirements and/or other provisions that may be triggered by the merger or the financing transactions;
•	risks associated with merger-related litigation or appraisal proceedings;
•	the ability of Occidental to retain and hire key personnel;
•	Occidental’s indebtedness and other payment obligations, including the need to generate sufficient cash flows to pay dividends pursuant to the Berkshire Hathaway investment (as defined below); and
•	Occidental’s ability to consummate the exchange offers and the Total transaction (as defined below).

Such factors also include the following risks:

•	our assumptions about energy markets;
•	global commodity pricing fluctuations;
•	supply and demand considerations for Occidental’s products;
•	results from operations and competitive conditions;
•	higher-than-expected costs;
•	availability of capital resources, levels of capital expenditures and contractual obligations;
•	the regulatory approval environment;
•	legislative or regulatory changes, including changes relating to hydraulic fracturing or other oil and natural gas operations; retroactive royalty or production tax regimes; deepwater and onshore drilling and permitting regulations; environmental regulation, including regulations related to climate change; environmental risks; and liability under international, provincial, federal, regional, state, tribal, local and foreign environmental laws and regulations;
•	not successfully completing, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions;

S-iii

•	uncertainties about the estimated quantities of oil, natural gas and natural gas liquid (“NGL”) reserves;
•	lower-than-expected production from development projects or acquisitions, including from our merger with Anadarko;
•	our ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes and improve our competitiveness, including benefits that are anticipated in connection with our merger with Anadarko;
•	drilling and exploration risks;
•	general economic slowdowns domestically or internationally and volatility in the securities, capital or credit markets;
•	political conditions and events;
•	liability under environmental regulations including remedial actions;
•	litigation;
•	disruption or interruption of production or manufacturing or facility damage due to accidents, chemical releases, labor unrest, weather, natural disasters, cyber-attacks or insurgent activity;
•	the creditworthiness and performance of our counterparties, including financial institutions, operating partners and other parties;
•	failure of risk management;
•	our ability to successfully monetize select assets, repay or refinance our debt and the impact of changes in our credit ratings, including in connection with our merger with Anadarko;
•	changes in law or regulations; and
•	changes in tax rates.

Words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “likely” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, as of the date of those documents. Unless legally required, we undertake no obligation to update any forward-looking statements, as a result of new information, future events or otherwise. Material risks that may affect our results of operations and financial position appear under the heading “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and Occidental’s and Anadarko’s most recent Annual Reports on Form 10-K, which are incorporated herein by reference, as well as in any of Occidental’s and Anadarko’s subsequently filed quarterly or current reports that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. It does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” in Occidental’s and Anadarko’s respective Annual Reports on Form 10-K for the year ended December 31, 2018, which are incorporated by reference in this prospectus supplement, for more information about important factors you should consider before you make your investment decision.

Occidental

Occidental is an international oil and gas exploration and production company with operations in the United States, Middle East and Latin America. Headquartered in Houston, Occidental is one of the largest U.S. oil and gas companies, based on equity market capitalization. Occidental’s principal businesses consist of three segments as follows:

Oil and Gas — This segment explores for, develops and produces oil and condensate, NGLs and natural gas. Occidental’s oil and gas assets are located in some of the world’s highest-margin basins and are characterized by an advantaged mix of short- and long-cycle, high-return development opportunities. In the United States, Occidental holds a leading position in the Permian Basin. Other core operations are in the Middle East (Oman, United Arab Emirates and Qatar) and Latin America (Colombia).

Chemical (OxyChem) — This segment primarily manufactures and markets basic chemicals and vinyls. OxyChem is a leading North American manufacturer of PVC resins, chlorine and caustic soda – key building blocks of products such as pharmaceuticals, water treatment chemicals and durable, long-life plastics. OxyChem has manufacturing facilities in the United States, Canada and Latin America.

Midstream and Marketing — This segment purchases, markets, gathers, processes, transports and stores oil, condensate, NGL, natural gas, carbon dioxide and power. It also trades around its assets, including transportation and storage capacity, and invests in entities that conduct similar activities. Also within the midstream and marketing segment is Oxy Low Carbon Ventures (“OLCV”). OLCV seeks to capitalize on Occidental’s enhanced oil recovery leadership by developing carbon capture, utilization and storage projects that source anthropogenic carbon dioxide and promote innovative technologies that drive cost efficiencies and grow Occidental’s business while reducing emissions.

Occidental is incorporated in Delaware. Its principal executive offices are located at 5 Greenway Plaza, Suite 110, Houston, Texas 77046 and its telephone number is (713) 215-7000. Occidental’s website address is www.oxy.com. Information contained on Occidental’s website does not constitute part of this prospectus supplement. Occidental’s common stock is publicly traded on the NYSE, under the ticker symbol “OXY.” Additional information about Occidental is included in documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” beginning on page S-53.

Pending merger with Anadarko

On May 9, 2019, Occidental, Baseball Merger Sub 1, Inc., one of our indirect wholly-owned subsidiaries (“Merger Subsidiary”), and Anadarko entered into the merger agreement (the “merger agreement”), which provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the Delaware General Corporation Law, Merger Subsidiary will merge with and into Anadarko, with Anadarko continuing as the surviving corporation and an indirect wholly-owned subsidiary of Occidental (the “merger”).

The completion of the merger remains subject to various conditions, including the approval of the merger agreement by Anadarko stockholders, approval of the listing on the NYSE of the Occidental common stock to be issued in the merger and the absence of an injunction prohibiting the merger. Anadarko has scheduled a special meeting of its stockholders on August 8, 2019 to vote on the proposal necessary to approve the merger.

Occidental and Anadarko currently expect to complete the merger shortly after Anadarko’s special meeting of its stockholders on August 8, 2019. It is possible, however, that factors outside of each company’s control could require them to complete the merger at a later time or not to complete it at all. The completion of this offering is not contingent on the merger.

Financing Transactions and Exchange Offers

On April 30, 2019, Occidental and Berkshire Hathaway Inc. (“Berkshire Hathaway”) entered into a securities purchase agreement, pursuant to which Berkshire Hathaway agreed to purchase newly issued Occidental preferred stock (the “series A preferred stock”) and a warrant to purchase Occidental common stock for an aggregate purchase price of $10 billion in cash (the “Berkshire Hathaway investment”), the proceeds of which will be used to partially finance the merger and pay related fees and expenses.

On June 3, 2019, Occidental entered into an $8.8 billion term loan credit agreement (the “term loan agreement”) with Citibank, N.A., as administrative agent, and certain financial institutions party thereto, as lenders (the “term loan lenders”), pursuant to which, subject to the terms and conditions set forth therein, the term loan lenders committed to provide (i) a 364-day senior unsecured term loan facility in an aggregate principal amount of up to $4.4 billion and (ii) a two-year senior unsecured term loan facility in an aggregate principal amount of up to $4.4 billion, the proceeds of which will be used to partially finance the merger and pay related fees and expenses.

Also on June 3, 2019, Occidental entered into an amendment to its existing $3.0 billion revolving credit facility pursuant to which, among other things, the commitments under the revolving credit facility will be increased by an additional $2.0 billion, to $5.0 billion (the “Revolver Upsize”) contingent upon completion of the merger.

Occidental has also obtained commitments from affiliates of certain of the underwriters and other financial institutions to provide a 364-day senior unsecured bridge loan facility (the “bridge facility”) in an aggregate principal amount of up to $13.0 billion. Such commitments will be reduced to the extent that Occidental obtains certain other debt financing or debt financing commitments, including the offering of the notes contemplated hereunder, completes certain issuances of equity, equity-linked or hybrid debt-equity securities or completes certain asset sales (subject to customary reinvestment rights), including asset sales pursuant to the Total transaction (as described below).

In addition, on May 3, 2019, Occidental and TOTAL S.A. (“Total”) entered into a binding memorandum of understanding, pursuant to which Occidental has agreed to sell to Total all of the assets, liabilities, businesses and operations of Anadarko in Algeria, Ghana, Mozambique and South Africa for $8.8 billion in cash, on a cash-free, debt-free basis (the “Total transaction”). Occidental anticipates $8.0 billion of proceeds from the Total transaction, net of a $0.8 billion anticipated transfer tax liability, together with cash from other sources, to repay in full any indebtedness incurred under the term loan agreement (the “Term loan refinancing”).

On August 1, 2019 we filed a registration statement on Form S-4 relating to our anticipated offers to exchange (and related solicitation of consents to, among other things, eliminate the covenants set forth in the applicable indenture governing) any and all notes issued by Anadarko, Anadarko Holding Company, as successor in interest to Union Pacific Resources Group Inc., Anadarko Finance Company and Kerr-McGee Corporation (collectively, the “existing Anadarko notes”), for (i) new notes issued by Occidental of a series with identical interest rates, interest payment dates, maturity dates and optional redemption prices as the corresponding series of validly tendered notes and (ii) a cash payment of $1.00 per $1,000 principal amount of existing Anadarko notes validly tendered and accepted for exchange (the “exchange offers”). This prospectus supplement shall not constitute an offer to exchange the existing Anadarko notes or a solicitation of consents related thereto. The exchange offers will be made only by means of a prospectus and such registration statement on Form S-4, if declared effective by the SEC, and such prospectus and registration statement is not, and will not be, incorporated by reference herein. This offering is not conditioned on the commencement or consummation of the exchange offers.

Each of the Berkshire Hathaway investment, the Total transaction, the borrowing of loans under the term loan agreement and the Revolver Upsize (collectively, the “financing transactions”) as well as the exchange offers is subject to certain conditions, including, in each case, the completion of the merger.

Corporate Structure

The following diagram depicts (on a condensed basis) our anticipated corporate structure after giving effect to the merger, the exchange offers (assuming 100% participation), the Term loan refinancing and the issuance of the notes offered hereby:

(1)	See “Unaudited Pro Forma Condensed Combined Financial Data.”
(2)	Comprised of (i) $13.0 billion aggregate principal amount of Notes offered hereby, (ii) $11.9 billion aggregate principal amount of senior notes issued in the exchange offers (assuming 100% participation) and (iii) $10.4 billion aggregate principal amount of existing senior notes as of June 30, 2019.
(3)	As of June 30, 2019, we had no borrowings outstanding under our revolving credit facility and $3.0 billion of unused borrowing capacity. Upon completion of the merger and effectiveness of the Revolver Upsize, the commitments under our revolving credit facility will be increased to $5.0 billion.
(4)	Western Midstream Partners, LP (“WES”) is a publicly traded limited partnership. As of June 30, 2019, Anadarko had full operational control of WES and held approximately 55.5% of the limited partnership interests of WES and the entire non-economic general partner interest. Western Midstream Operating, LP, a subsidiary of WES, currently has approximately $7.5 billion aggregate principal amount of indebtedness outstanding. This indebtedness is expected to be reflected in Occidental's consolidated financial statements, but will not be guaranteed by Occidental or any of its other subsidiaries.

The Offering

In this subsection, references to the “Company,” “we,” “us” or “our” refer to Occidental Petroleum Corporation and not to any of its subsidiaries.

Issuer
Occidental Petroleum Corporation.
Securities Offered
$500,000,000 aggregate principal amount of our Floating Rate Senior Notes due February 2021.

$500,000,000 aggregate principal amount of our Floating Rate Senior Notes due August 2021.

$1,500,000,000 aggregate principal amount of our Floating Rate Senior Notes due 2022.

$1,500,000,000 aggregate principal amount of our     2.600% Senior Notes due 2021.

$2,000,000,000 aggregate principal amount of our     2.700% Senior Notes due 2022.

$3,000,000,000 aggregate principal amount of our     2.900% Senior Notes due 2024.

$1,000,000,000 aggregate principal amount of our     3.200% Senior Notes due 2026.

$1,500,000,000 aggregate principal amount of our     3.500% Senior Notes due 2029.

$750,000,000 aggregate principal amount of our 4.300% Senior Notes due 2039.

$750,000,000 aggregate principal amount of our 4.400% Senior Notes due 2049.

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We may from time to time, without the consent of the holders of the notes, reopen the notes and issue additional notes.

Maturity Date
The February 2021 floating rate notes will mature on February 8, 2021.

The August 2021 floating rate notes will mature on August 13, 2021.

The 2022 floating rate notes will mature on August 15, 2022.

The 2021 notes will mature on August 13, 2021.

The 2022 notes will mature on August 15, 2022.

The 2024 notes will mature on August 15, 2024.

The 2026 notes will mature on August 15, 2026.

The 2029 notes will mature on August 15, 2029.

The 2039 notes will mature on August 15, 2039.

The 2049 notes will mature on August 15, 2049.

Interest
The February 2021 floating rate notes will bear interest at a floating rate, reset quarterly, equal to three-month London Interbank Offer Rate (“LIBOR”) plus 0.950% per annum.

The August 2021 floating rate notes will bear interest at a floating rate, reset quarterly, equal to three-month LIBOR plus 1.250% per annum.

The 2022 floating rate notes will bear interest at a floating rate, reset quarterly, equal to three-month LIBOR plus 1.450% per annum.

The 2021 notes will bear interest at a rate equal to 2.600% per annum.

The 2022 notes will bear interest at a rate equal to 2.700% per annum.

The 2024 notes will bear interest at a rate equal to 2.900% per annum.

The 2026 notes will bear interest at a rate equal to 3.200% per annum.

The 2029 notes will bear interest at a rate equal to 3.500% per annum.

The 2039 notes will bear interest at a rate equal to 4.300% per annum.

The 2049 notes will bear interest at a rate equal to 4.400% per annum.

Interest Payment Dates
Interest on the February 2021 floating rate notes will accrue from August 8, 2019 and will be payable quarterly in arrears on February 8, May 8, August 8 and November 8 of each year, commencing on November 8, 2019.

Interest on the August 2021 floating rate notes will accrue from August 8, 2019 and will be payable quarterly in arrears on February 13, May 13, August 13 and November 13 of each year, commencing on November 13, 2019.

Interest on the 2022 floating rate notes will accrue from August 8, 2019 and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2019.

Interest on the 2021 notes will accrue from August 8, 2019 and be paid semi-annually in arrears on February 13 and August 13 of each year, commencing on February 13, 2020.

Interest on the 2022 notes will accrue from August 8, 2019 and be paid semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2020.

Interest on the 2024 notes will accrue from August 8, 2019 and be paid semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2020.

Interest on the 2026 notes will accrue from August 8, 2019 and be paid semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2020.

Interest on the 2029 notes will accrue from August 8, 2019 and be paid semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2020.

Interest on the 2039 notes will accrue from August 8, 2019 and be paid semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2020.

Interest on the 2049 notes will accrue from August 8, 2019 and be paid semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2020.

Use of Proceeds
The net proceeds from this offering are expected to be approximately $12.9 billion, after deducting the underwriting discounts and our estimated offering expenses. See “Use of Proceeds.”

We intend to use these net proceeds, together with the net proceeds of the other financing transactions described herein, to finance the merger and to pay related fees and expenses. See “Use of Proceeds.”

Indenture
We will issue the notes under an indenture (the “indenture”) to be dated as of the closing date, between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”).
Ranking
The notes will:
•	be senior unsecured obligations;
•	rank equally in right of payment with all of our other existing and future senior indebtedness that is not specifically subordinated to the notes;
•	be effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing that indebtedness; and
•	be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries, including the obligations of our applicable subsidiaries in respect of any existing Anadarko notes that remain outstanding following the exchange offers.
Special Mandatory Redemption
The completion of this offering is not contingent on the merger. In the event that the merger is not completed on or before May 14, 2020, or if, prior to such date, the merger agreement is validly terminated (other than in connection with the completion of the merger), we will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See “Description of the Notes—Special Mandatory Redemption.”

Optional Redemption
Floating rate notes: We may redeem at par some or all of the floating rate notes of any series (other than the February 2021 floating rate notes) at our option at any time or from time to time on or after the applicable date specified under “Description of the Notes—Optional Redemption.”

Fixed rate notes: We may redeem each series of the fixed rate notes prior to their maturity at our option for cash, any time in whole or from time to time in part, at the applicable redemption price specified under “Description of the Notes—Optional Redemption.”

Form, Delivery and Clearance
Each series of notes will be represented by one or more global notes registered in the name of The Depository Trust Company, referred to as the Depositary, or its nominee. Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in the Depositary.
Trustee
The trustee for the notes will be The Bank of New York Mellon Trust Company, N.A.
Tax Considerations
You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material U.S. Federal Income Tax Considerations.”
Governing Law
The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.
Risk Factors
See “Risk Factors” beginning on page S-8 of this prospectus supplement, “Risk Factors” on page 7 of the accompanying prospectus and “Risk Factors” in Occidental’s and Anadarko’s respective Annual Reports on Form 10-K for the year ended December 31, 2018 for a discussion of the risk factors you should carefully consider before you make your investment.

RISK FACTORS

Investing in the notes involves risks. Before you invest in the notes, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Specifically, please see “Risk Factors” included in Occidental’s and Anadarko’s respective Annual Reports on Form 10-K for the year ended December 31, 2018, as such risks may be updated or supplemented in Occidental’s or Anadarko’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and the other information in that and the other reports that Occidental or Anadarko file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of risk factors that may affect the business.

Risks Related to the Notes

If the merger is not completed on or prior to May 14, 2020 or the merger agreement is validly terminated at any time prior thereto, the notes will be subject to a special mandatory redemption, and as a result, you may not obtain the return you expect on the notes.

Our ability to complete the merger is subject to various conditions, certain of which are beyond our control. In addition, the merger agreement contains certain provisions permitting us and Anadarko to terminate the merger agreement under certain circumstances. If the merger is not completed on or prior to May 14, 2020 or if, prior to such date, the merger agreement is validly terminated (other than in connection with the completion of the merger), the notes will be subject to a special mandatory redemption. The special mandatory redemption price will be equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Upon such redemption, you may not be able to reinvest the proceeds from the redemption in an investment that yields comparable returns. In addition, if you purchase the notes at a price greater than the price at which the notes are redeemed, you may suffer a loss on your investment. See “Description of the Notes—Special Mandatory Redemption.”

We may be unable to redeem the notes in the event of a special mandatory redemption.

We are not obligated to place the proceeds of the offering of the notes in escrow or to provide a security interest in such proceeds, and there are no other restrictions on our use of such proceeds. If we do not complete the merger on or prior to May 14, 2020 or if, prior to such date, the merger agreement is validly terminated (other than in connection with the completion of the merger), we intend to use the net proceeds from this offering to pay part of the redemption price in connection with the special mandatory redemption of the notes. However, in the event of a special mandatory redemption, we may not have sufficient funds to purchase all of the notes. See “Description of the Notes—Special Mandatory Redemption.”

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our debt obligations, including the notes, will depend on our ability to generate sufficient cash flow to service our debt, which in turn depends on our future financial performance. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including our obligations under the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy, the impact of legislative or regulatory actions on how we conduct our business or competition and initiatives of our competitors, are beyond our control. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	selling assets;
•	reducing or delaying capital investments;
•	seeking to raise additional capital; or
•	refinancing or restructuring our debt.

Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

As of June 30, 2019, after giving effect to the merger, the exchange offers and the financing transactions (including the application of the proceeds therefrom), this offering (including the application of the proceeds therefrom) and assuming 100% participation in the exchange offers, we would have had approximately $35.3 billion aggregate principal amount of outstanding indebtedness, none of which would have been secured indebtedness. As of June 30, 2019, after giving effect to the merger and the financing transactions (other than the Total transaction and the related Term loan refinancing), this offering (including the application of the proceeds therefrom) and assuming 100% participation in the exchange offers, we would have had approximately $44.1 billion aggregate principal amount of outstanding indebtedness, none of which would have been secured indebtedness.

The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes will be obligations of Occidental Petroleum Corporation exclusively and not of any of our subsidiaries, including Anadarko (and its subsidiaries) after the merger, and none of our subsidiaries will guarantee the notes. Consequently, the notes will be structurally subordinated to all existing and future liabilities of any of our subsidiaries (including the obligations of our applicable subsidiaries in respect of any Anadarko notes that remain outstanding following the exchange offers). We derive substantially all of our revenues from our subsidiaries. As a result, our cash flow and our ability to service our debt and other obligations, including the notes, will depend on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation to make payments on the notes or to make funds available to us for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us are dependent upon results of operations of our subsidiaries, may be subject to contractual and other restrictions, may be subject to tax or other laws limiting our ability to repatriate funds from foreign subsidiaries and may be subject to other business considerations.

The notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.

The notes will not be secured by any of our assets. As a result, the notes will be effectively subordinated to any secured debt we or our subsidiaries may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our secured debt and the secured debt of our subsidiaries may assert rights against the assets pledged to secure that debt in order to receive full payment of their debt before the assets may be used to pay other creditors, including the holders of the notes.

Our credit ratings may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the notes in the event of a ratings downgrade. A downgrade in our credit rating could negatively impact our cost of and ability to access capital.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due but they may not reflect the potential impact of all risks related to an investment in the notes. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. We have no obligation to maintain the ratings and neither we nor any underwriter undertakes any obligation to advise holders of notes of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating.

We cannot assure you that our credit ratings will not be downgraded in the future. Certain credit rating agencies have placed us on their negative credit watch lists and stated that they anticipate our corporate credit rating will be downgraded in connection with completion of the merger. A downgrade in our credit ratings could negatively impact our cost of capital or our ability to effectively execute aspects of our strategy. If we were to be downgraded, it could be difficult for us to raise debt in the public debt markets and the cost of any new debt could be much higher than our outstanding debt.

The indenture will not limit the amount of indebtedness that we or our subsidiaries may incur.

The indenture will not limit our ability or that of our subsidiaries to incur additional indebtedness or contain provisions that would afford holders of the notes protection in the event of a decline in our credit quality or a take-over, recapitalization or highly leveraged or similar transaction. Accordingly, we and our subsidiaries could, in the future, enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect your position in our consolidated capital structure or our credit ratings.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

Each series of notes is a new issue of securities with no established trading market, and we do not intend to list the notes on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

The amount of interest payable on the floating rate notes is set only once per quarter based on the three-month LIBOR rate on the interest determination date, which rate may fluctuate substantially.

In the past, the level of the three-month LIBOR rate has experienced significant fluctuations. You should be aware that that historical levels, fluctuations and trends of the three-month LIBOR rate are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month LIBOR rate is not an indication that the three-month LIBOR rate is more or less likely to increase or decrease at any time, and you should not take the historical levels of the three-month LIBOR rate as an indication of its future performance. Additionally, although the actual three-month LIBOR rate on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR rate on the applicable interest determination date, the only relevant date for purposes of determining the interest payable on the floating rate notes is the three-month LIBOR rate as of the interest determination date for such interest period. Changes in the three-month LIBOR rates between interest determination dates will not affect the interest payable on the floating rate notes. As a result, changes in the three-month LIBOR rate may not result in a comparable change in the market value of the floating rate notes.

Uncertainty relating to the calculation of LIBOR and other reference rates and their potential discontinuance may materially adversely affect the value of the floating rate notes.

It appears highly likely that LIBOR will be discontinued or modified by 2021. At this time, it is not possible to predict the effect that any discontinuance, modification or other reform to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on floating rate debt securities, including the floating rate notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the floating rate notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the floating rate notes to be materially different than expected.

If we determine that LIBOR has been permanently discontinued, the calculation agent will use, as directed by us, an alternative reference rate for LIBOR as described in “Description of the Notes—Floating Rate Notes,” and the calculation agent will, as directed by us, make certain adjustments to such rate, including applying a spread thereon or with respect to the business day convention, interest determination dates and related provisions and definitions, to make such alternative reference rate comparable to LIBOR, in a manner that is consistent with industry-accepted practices for such alternative reference rate. See “Description of the Notes—Floating Rate Notes.”

Risks Related to the merger with Anadarko

The merger is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the merger in a timely manner or at all could have material adverse effects.

The completion of the merger is subject to a number of conditions, including, among others, (i) the adoption by Anadarko stockholders of the merger agreement and (ii) the absence of an injunction prohibiting completion of the merger, which make the completion and timing of the merger uncertain. Also, either we or Anadarko may terminate the merger agreement if the merger has not been completed by February 9, 2020 (or if the reason for not completing the merger by February 9, 2020 is that the regulatory conditions specified in the merger agreement have not been satisfied by that date or because of an injunction prohibiting completion of the merger, and all other closing conditions of the parties have been satisfied, duly waived or are then capable of being satisfied, May 9, 2020), except that this right to terminate the merger agreement due to the occurrence of such end date will not be available to any party whose failure to perform any obligation under the merger agreement has principally caused or resulted in the failure of the merger to be completed on or before that date.

We may not be able to consummate the Total transaction or complete our planned divestitures of certain assets on favorable terms or at all.

The Total transaction is conditioned on the completion of the merger and receipt of required regulatory approvals, as well as other customary closing conditions. We may not be able to consummate the Total transaction on the terms contemplated by the memorandum of understanding or at all, or obtain the proceeds that could be realized from them, and apply the cash proceeds therefrom towards the Term loan refinancing if the required regulatory approvals and other customary closing conditions are not satisfied. In addition, although we intend to complete $10 to $15 billion of divestitures of certain assets within 24 months after completion of the merger (including the Total transaction), we may not be able to complete our planned divestitures on favorable terms or at all. Any difficulties with respect to the consummation of this transaction or other planned divestitures could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may not achieve the intended benefits of the merger and it may disrupt our current plans or operations.

There can be no assurance that we will be able to successfully integrate Anadarko’s assets or otherwise realize the expected benefits of the merger (including anticipated annual operating cost and capital synergies). Difficulties in integrating Anadarko may result in the combined company performing differently than expected, in operational challenges or in the failure to realize anticipated synergies and efficiencies in the expected timeframe or at all. The integration of the two companies may result in material challenges, including the diversion of management’s attention from ongoing business concerns; retaining key management and other employees; retaining existing business and operational relationships, including customers, suppliers and employees and other counterparties, and attracting new business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; consolidating corporate and administrative infrastructures and eliminating duplicative operations; coordinating geographically separate organizations; unanticipated issues in integrating information technology, communications and other systems; as well as unforeseen expenses or delays associated with the merger.

Potential litigation against us and Anadarko could result in an injunction preventing the completion of the merger or a judgment resulting in the payment of damages.

Stockholders of Anadarko may file lawsuits against us, Anadarko and/or the directors and officers of either company in connection with the merger. These lawsuits could prevent or delay the completion of the merger and result in significant costs to Anadarko and/or us, including any costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect our business, financial condition, results of operations and cash flows.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Anadarko is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the merger may trigger change in control and other provisions in certain agreements to which Anadarko is a party. For those agreements for which we and Anadarko are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. The foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

Our results after our merger may suffer if we do not effectively manage our expanded operations following the merger.

Following our merger with Anadarko, the size and complexity of our business will increase significantly beyond the current size of either our or Anadarko’s existing business. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new global operations and new types of manufacturing processes and products and associated increased costs and complexity. There can be no assurances that we will be successful after completion of the merger or that we will realize the expected benefits currently anticipated from our merger with Anadarko.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $12.9 billion, after deducting the underwriting discounts and our estimated offering expenses. We intend to use these net proceeds, together with the proceeds from the financing transactions described herein, to finance the merger and pay related fees and expenses.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) presented below have been prepared from the respective historical consolidated financial statements of Occidental and Anadarko and have been adjusted to reflect (i) the completion of the merger, (ii) Occidental’s incurrence of $21.8 billion of new indebtedness to finance a portion of the cash merger consideration, (iii) the Berkshire Hathaway investment and (iv) the Total transaction (collectively, the “transactions”). The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) is presented as if the transactions had been completed on June 30, 2019. The unaudited pro forma combined statements of operations (the “pro forma statements of operations”) for the year ended December 31, 2018, and for the six months ended June 30, 2019, are presented as if the transactions had been completed on January 1, 2018.

The pro forma financial statements have been prepared from, and should be read in conjunction with, (i) the unaudited consolidated financial statements of Occidental contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, (ii) the unaudited consolidated financial statements of Anadarko contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, (iii) the audited consolidated financial statements of Occidental contained in its Annual Report on Form 10-K for the year ended December 31, 2018, (iv) the audited consolidated financial statements of Anadarko contained in its Annual Report on Form 10-K for the year ended December 31, 2018 and (v) Anadarko’s Form 8-K filed on May 15, 2019 in order to recast the segment information included in Anadarko’s Annual Report on Form 10-K for the year ended December 31, 2018, following a change in its reportable segments during the three months ended March 31, 2019, each of which are incorporated by reference herein. Certain of Anadarko’s historical amounts have been reclassified to conform to Occidental’s financial statement presentation.

The pro forma financial statements have been prepared to reflect adjustments to Occidental’s historical consolidated financial information that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations only, expected to have a continuing impact on Occidental’s results.

The pro forma financial statements reflect the following pro forma adjustments, based on available information and certain assumptions that Occidental believes are reasonable:

•	The merger contemplated by the merger agreement under the acquisition method of accounting;
•	the assumed conversion of each share of Anadarko common stock into $59.00 in cash (without interest) and 0.2934 of a share of Occidental common stock in accordance with the merger agreement;
•	the conversion of Anadarko’s outstanding stock-based awards into Occidental stock-based awards, merger consideration and/or cash in accordance with the merger agreement;
•	the assumption of liabilities for expenses related to the transactions;
•	the incurrence by Occidental of $21.8 billion of new indebtedness to finance a portion of the cash merger consideration, consisting of (i) $8.8 billion in term loans incurred under the term loan credit agreement, with maturities of 364 days and two years, and (ii) $13.0 billion in long-term debt issued or incurred in lieu of borrowings pursuant to, and which would reduce to $0 the bridge loan commitments, with maturities of up to thirty years;
•	the issuance and sale by Occidental pursuant to the Berkshire Hathaway investment of 100,000 shares of series A preferred stock and a warrant to acquire 80,000,000 shares of Occidental common stock for an aggregate purchase price of $10 billion; and
•	the sale of Anadarko’s assets, liabilities, businesses and operations in Algeria, Ghana, Mozambique and South Africa to Total for $8.0 billion, net of a transfer tax liability of $0.8 billion, on a cash-free, debt-free basis pursuant to the Total transaction, presented initially as held for sale for preliminary purchase price allocations, and the use of proceeds therefrom to pay down indebtedness.

The pro forma financial statements do not include the realization of cost savings from operating efficiencies, revenue synergies or other integration costs expected to result from the merger.

The pro forma financial statements have been prepared using the acquisition method of accounting using the accounting guidance in Accounting Standards Codification 805, Business Combinations (“ASC 805”), with

Occidental treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that, as of the date hereof, have yet to commence or progress to a stage where there is sufficient information for a definitive measure. As indicated in the pro forma financial statements and under “Estimated Purchase Price and Allocation” below, Occidental has performed a preliminary valuation analysis of the fair value of Anadarko’s assets to be acquired and liabilities to be assumed and has made certain adjustments to the historical book values of the assets and liabilities of Anadarko to reflect preliminary estimates of the fair values necessary to prepare the pro forma financial statements, with the excess of the purchase price over the adjusted historical net assets of Anadarko recorded as goodwill. Occidental will perform a detailed review of Anadarko’s accounting policies in connection with the completion of the merger and, as of the date hereof, has not yet identified all adjustments, if any, necessary to conform Anadarko’s financial records to Occidental’s accounting policies. Accordingly, the pro forma financial statements and pro forma adjustments are preliminary and have been made solely for the purpose of providing the pro forma financial statements. Amounts used in these pro forma financial statements will differ from ultimate amounts once Occidental has determined the final allocation of the purchase price and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting policy changes for Anadarko. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or consolidated financial position of Occidental would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. This unaudited pro forma condensed combined financial data is presented for illustrative purposes only and the actual financial condition and results of operations of Occidental following the completion of the merger may differ materially.

The pro forma financial statements and related notes should be read in conjunction with the separate historical consolidated financial statements and related notes of each of Occidental and Anadarko included in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2019.

Estimated Purchase Price and Allocation

The estimated aggregate value of the purchase price is approximately $37.2 billion based on the closing price of Occidental common stock of $51.59 on July 26, 2019, the last practicable trading date prior to the date hereof, and assuming an exchange ratio of 0.2934 of a share of Occidental common stock per share of Anadarko common stock. The value of the purchase price will fluctuate based upon changes in the share price of Occidental’s common stock and the number of Anadarko’s common shares, stock options and other stock-based awards outstanding on the closing date. In addition, the exchange ratio may be decreased, and the cash portion of the merger consideration may be increased, in certain limited circumstances described in the merger agreement.

Estimated Purchase Price

The following table summarizes the estimated common stock outstanding including shares underlying Anadarko stock-based awards and the components of the estimated purchase price:

in millions of dollars and shares, except for per share amounts and exchange ratio*	Total shares outstanding
Estimated shares of Anadarko common stock outstanding	502.4
Plus: estimated shares underlying Anadarko stock-based awards	1.6
504.0
Less: estimated shares underlying Anadarko stock-based awards - unvested	(3.8)
Total shares of common stock and shares underlying Anadarko stock-based awards eligible for merger consideration**	500.2
Total shares of common stock and shares underlying Anadarko stock-based awards eligible for merger consideration	500.2
Cash consideration (per share of common stock and shares underlying Anadarko stock-based awards eligible for merger consideration)	$59.00
Estimated cash portion of aggregate merger consideration	$29,510
Estimated cash paid to settle shares underlying Anadarko stock-based awards per the merger agreement***	$133
Cash portion of estimated purchase price	$29,643
Total shares of common stock and shares underlying Anadarko stock-based awards eligible for merger consideration	500.2
Exchange ratio (per share of Anadarko common stock)	0.2934
Estimated total shares of Occidental common stock to be issued	146.8
Assumed share price of Occidental common stock	$51.59
Stock portion of estimated purchase price	$7,571
Total estimated purchase price	$37,214
*	The final purchase price per share and corresponding total consideration will be determined on the closing date of the merger.
**	Includes vested Anadarko RSU awards and Anadarko RS awards.
***	The estimated cash payable to settle shares underlying Anadarko stock-based awards per the merger agreement is based on the amounts attributable to pre-merger service.

Occidental anticipates incurring approximately $21.8 billion of new indebtedness and issuing the series A preferred stock and a warrant to acquire Occidental common stock for an aggregate purchase price of $10 billion pursuant to the Berkshire Hathaway investment to finance a portion of the cash purchase price.

Purchase Price Sensitivity

The table below illustrates the potential impact to the total estimated purchase price resulting from a 10% increase or decrease in the assumed share price of Occidental’s common stock of $51.59. For purposes of this calculation, the stock portion of the estimated purchase price is based on the number of shares of Anadarko common stock outstanding and the estimated shares underlying Anadarko stock-based awards, in each case reflected in the table above, but is subject to change based on the actual outstanding shares of Anadarko common stock and Anadarko stock based awards at the time of the closing of the merger.

in millions	10% increase in Occidental share price	10% decrease in Occidental share price
Cash portion of estimated purchase price	$29,643	$29,643
Stock portion of estimated purchase price	8,328	6,814
Total estimated purchase price	$37,971	$36,457

From May 3, 2019, the last trading day before the public announcement of Occidental’s final proposal to acquire Anadarko, to July 26, 2019, the last practicable trading day prior to the date hereof, the preliminary value of the purchase price to be transferred decreased by approximately $930 million, as a result of the decrease in the share price for Occidental’s common stock from $57.95 to $51.59. Changes in the purchase price would result in a re-evaluation of the preliminary purchase price allocation; specifically to the values determined for property, plant and equipment, intangibles and goodwill.

Preliminary Purchase Price Allocation

The preliminary allocation of the estimated purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments for the fair value of Anadarko’s assets and liabilities. The final allocation will be determined as of the closing of the merger once Occidental has determined the final purchase price and completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations. The final allocation could differ materially from the preliminary allocation used in these pro forma financial statements and related pro forma adjustments.

Occidental has performed a preliminary valuation analysis of the fair market value of the Anadarko assets to be acquired and liabilities to be assumed and the related allocations to such items of the estimated purchase price. The following table summarizes the allocation of the preliminary estimated purchase price:

in millions	As of June 30, 2019
Fair value of assets acquired:
Cash		$1,352
Current held for sale assets related to Anadarko’s Africa assets	$810
Property, plant and equipment held for sale related to Anadarko’s Africa assets	9,132
Total assets held for sale[1]	$9,942	9,942
Trade receivables, net		1,498
Inventories		541
Other current assets		72
Executives and Directors Benefits Trust		482
Investment in unconsolidated entities		1,407
Property, plant and equipment attributable to Anadarko, excluding WES		49,295
Property, plant and equipment attributable to WES		10,500
Operating lease assets		481
Intangible assets		3,184
Long-term receivables and other assets, net		263
Amount attributable to assets acquired		79,017
Fair value of liabilities assumed:
Current liabilities		$3,327
Current held for sale liabilities related to Anadarko’s Africa liabilities	$1,142
Fair value adjustment for Anadarko’s Africa liabilities held for sale	800
Liabilities held for sale[1]	$1,942	1,942
Debt attributable to Anadarko, excluding WES		12,767
Debt attributable to WES		7,502
Deferred income taxes, net		9,562
Asset retirement obligations		2,721
Other long term liabilities		4,208
Amount attributable to liabilities assumed		$42,029
Fair value of noncontrolling interests in WES[2]:		$5,659
Fair value of net assets acquired:		$31,329
Goodwill as of June 30, 2019:		$5,885
Total Purchase Price:		$37,214
[1]	Anadarko’s liabilities, businesses and operations in Algeria, Ghana, Mozambique, and South Africa held for sale pursuant to the Total transaction (“Anadarko’s Africa assets” or “Anadarko’s Africa liabilities”, as applicable) totals to $8.0 billion, net of a transfer tax liability of $0.8 billion.

[2]	Noncontrolling interests associated with Anadarko’s consolidated subsidiary, Western Midstream Partners, LP (“WES”), a publicly traded limited partnership. Net assets acquired from WES were valued using a share price of $27.00, fluctuations in the share price could result in changes to the net assets and noncontrolling interests above.

The preliminary pro forma fair value of crude oil and natural gas properties to be acquired includes the following:

in millions	As of June 30, 2019
Proved properties	$19,227
Unproved properties	28,271
Pro forma fair value of properties acquired	$47,498

Changes in future commodity prices, reserve estimates, other changes in cost assumptions and other facts and circumstances existing on the closing date of the merger compared to the date of these pro forma financial statements could result in changes to the fair value of the assets identified above.

Occidental estimated the fair value adjustment to increase Anadarko’s consolidated debt to fair value would be $2.3 billion based on prevailing market prices. Occidental has estimated that the fair value adjustment to increase deferred tax liabilities, net would be $7.3 billion, relating to estimated fair value adjustments at the estimated statutory tax rate for the combined company. Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the identified assets to be acquired and liabilities assumed. Goodwill is not amortized, but rather is subject to impairment testing on at least an annual basis.

Total assets held for sale and liabilities held for sale represent the anticipated divestiture of Anadarko’s Africa assets in the Total transaction for $8.0 billion, net of a transfer tax liability of $0.8 billion. The Total transaction is conditioned on the completion of the merger, the execution and delivery of a definitive purchase agreement, and the receipt of required regulatory approvals, as well as other customary closing conditions.

OCCIDENTAL PETROLEUM CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
June 30, 2019

in millions	Occidental historical	Anadarko historical	Reclassified balances		Issuance of debt and preferred shares		Acquisition accounting		Anadarko’s Africa assets sale and debt settlement		Occidental combined pro forma
Current Assets
Cash and cash equivalents	$1,751	$1,394	$—		$21,689	(a)	$(463	)(a)	$8,000	(a)	$4,270
					10,000	(a)	(29,259	)(a)	(8,800	)(a)
									(42	)(b)
Trade receivables, net	5,273	1,779	—		—		—		(281	)(b)	6,771
Assets held for sale	—	—	—		—		—		9,942	(b)	—
									(9,942	)(b)
Inventories	1,582	224	386	(c)	—		—		(69	)(b)	2,123
Other current assets	819	74	—		(50	)(d)	—		(2	)(b)	841
Total current assets	9,425	3,471	386		31,639		(29,722)		(1,194)		14,005
Investments in unconsolidated entities	1,777	—	1,407	(c)	—		—		—		3,184
Property, plant and equipment, net	32,115	29,091	—		—		39,836	(e)	(9,132	)(b)	91,910
Operating lease assets	681	—	540	(c)	—		—		(59	)(b)	1,162
Intangible assets	—	825	—		—		2,359	(e)	—		3,184
Goodwill	—	4,789	—		—		1,096	(e)	—		5,885
Long-term receivables and other assets, net	772	2,953	(2,333	)(c)	—		—		(357	)(b)	1,035
Total Assets	$44,770	$41,129	$—		$31,639		$13,569		$(10,742)		$120,365

See accompanying notes to unaudited pro forma financial statements.

OCCIDENTAL PETROLEUM CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
June 30, 2019

in millions	Occidental historical	Anadarko historical	Reclassified balances		Issuance of debt and preferred shares		Acquisition accounting		Anadarko’s Africa assets sale and debt settlement		Occidental combined pro forma
Current liabilities
Current maturities of long-term debt	$116	$31	—		$4,400	(f)	—		$(4,400	)(a)	$120
									(27	)(b)
Current lease liabilities	252	—	249	(c)	—		—		(20	)(b)	481
Accounts payable	5,445	1,896	—		—		—		(275	)(b)	7,066
Accrued liabilities	2,067	1,562	54	(c)	—		702	(e)	(903	)(b)	3,482
Liabilities held for sale	—	—	—		—		—		(1,942	)(b)	—
									1,942	(b)
Current asset retirement obligation	—	303	(303	)(c)	—		—		—		—
Total current liabilities	7,880	3,792	—		4,400		702		(5,625)		11,149
Long-term Debt, net	10,155	18,198	—		17,339	(f)	2,257	(e)	(4,400	)(a)	43,359
									(190	)(b)
Deferred Credits and other liabilities
Deferred domestic and foreign income taxes, net	950	2,555	—		—		7,276	(g)	(269	)(b)	10,512
Asset retirement obligations	1,433	2,879	—		—		—		(158	)(b)	4,154
Pension and postretirement obligations	819	—	953	(c)	—		—		—		1,772
Environmental remediation reserves	764	—	80	(c)	—		—		—		844
Lease liabilities	445	—	308	(c)	—		—		(38	)(b)	715
Other	977	4,374	(1,341	)(c)	431	(d)	(66	)(e)	(62	)(b)	4,313
	5,388	9,808	—		431		7,210		(527)		22,310
Stockholders’ Equity
Common stock, at par value	179	58	—		—		(29	)(h)	—		208
Treasury stock	(10,653)	(4,892)	—		—		4,794	(h)	—		(10,751)
Preferred stock, at par value	—	—	—		—	(d)	—		—		—
Additional paid-in capital	8,157	13,135	—		9,519	(d)	(5,593	)(h)	—		25,218
Retained earnings	23,848	(149)	—		(50	)(f)	(252	)(h)	—		23,397
Accumulated other comprehensive loss	(184)	(379)	—		—		379	(h)	—		(184)
Total stockholders’ equity	21,347	7,773	—		9,469		(701)		—		37,888
Noncontrolling interests	—	1,558	—		—		4,101	(h)	—		5,659
Total Equity	21,347	9,331	—		9,469		3,400		—		43,547
Total Liabilities and Equity	$44,770	$41,129	$—		$31,639		$13,569		$(10,742)		$120,365

See accompanying notes to unaudited pro forma financial statements.

OCCIDENTAL PETROLEUM CORPORATION
UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS
SIX MONTHS ENDED JUNE 30, 2019

in millions	Occidental historical	Anadarko historical	Reclassified balances		Issuance of debt and preferred shares		Acquisition accounting		Anadarko’s Africa assets sale and debt settlement		Occidental combined pro forma
Revenues and other income
Net Sales	$8,424	$6,482	$(144	)(c)	$—		$(5	)(i)	$(1,083	)(b)	$13,674
Interest, dividends and other income	119	—	—		—		—		—		119
Gain on sale of assets, net	22	178	(123	)(c)	—		—		—		77
	8,565	6,660	(267)		—		(5)		(1,083)		13,870
Costs and other deductions
Cost of sales	2,731	—	1,475	(c)	—		(5	)(i)	—		4,201
Purchased commodities	796	—	—		—		—		—		796
Oil and gas operating	—	599	(517	)(c)	—		—		(82	)(b)	—
Oil and gas transportation	—	444	(428	)(c)	—		—		(16	)(b)	—
Gathering, processing and marketing	—	530	(530	)(c)	—		—		—		—
Selling, general and administrative expenses	303	635	(313	)(c)	—		—		(21	)(b)	604
Other operating and non-operating expenses	498	29	343	(c)	—		—		—		870
Taxes other than on income	234	381	—		—		—		(178	)(b)	437
Depreciation, depletion and amortization	2,004	2,242	—		—		174	(j)	(231	)(b)	4,189
Anadarko transaction-related costs	50	1,042	—		—		(1,092	)(j)	—		—
Exploration expense	71	139	—		—		—		(3	)(b)	207
Losses on derivatives, net	—	—	423	(c)	—		—		—		423
Interest and debt expense, net	251	—	486	(c)	308	(f)	(14	)(f)	—		1,031
	6,938	6,041	939		308		(937)		(531)		12,758
Income before income taxes and other items	1,627	619	(1,206)		(308)		932		(552)		1,112
Interest expense	—	(502)	486	(c)	—		—		16	(b)	—
(Gains) losses on derivatives, net	—	(567)	567	(c)	—		—		—		—
Other expense	—	(24)	30	(c)	—		—		(6	)(b)	—
(Provision) benefit for domestic and foreign income taxes	(531)	(375)	—		71	(m)	32	(m)	295	(b)	(508)
Income from equity investments	170	—	123	(c)	—		—		—		293
Net income	$1,266	$(849)	$—		$(237)		$964		$(247)		$897
Net income (loss) attributable to noncontrolling interests	—	191	—		—		(19	)(e,j)	—		172
Preferred stock dividend	—	—	—		400	(d)	—		—		400
Net income (loss) attributable to Common Shareholders	$1,266	$(1,040)	$—		$(637)		$983		$(247)		$325
Basic Earnings per Common Share(k)	$1.68										$0.36
Diluted Earnings per Share(k)	$1.68										$0.36
Weighted Average Number of Shares Outstanding:
Basic	748.7						144.8	(k)			893.5
Diluted	750.0						144.8	(k)			894.8

See accompanying notes to unaudited pro forma financial statements.

OCCIDENTAL PETROLEUM CORPORATION
UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS
YEAR ENDED DECEMBER 31, 2018

in millions	Occidental historical	Anadarko historical	Reclassified balances		Issuance of debt and preferred shares		Acquisition accounting		Anadarko’s Africa assets sale and debt settlement		Occidental combined pro forma
Revenues and other income
Net Sales	$17,824	$13,070	$(213	)(c)	$—		(2	)(i)	$(2,433	)(b,l)	$28,246
Interest, dividends and other income	136	—	50	(c)	—		—		—		186
Gain (loss) on sale of assets, net	974	312	(180	)(c)	—		—		43	(b,l)	1,149
	18,934	13,382	(343)		—		(2)		(2,390)		29,581
Costs and other deductions
Cost of sales	6,515	—	2,791	(c)	—		(2	)(i)	—		9,304
Purchased commodities	53	—	—		—		—		—		53
Oil and gas operating	—	1,153	(900	)(c)	—		—		(253	)(b,l)	—
Oil and gas transportation	—	878	(844	)(c)	—		—		(34	)(b)	—
Gathering, processing and marketing	—	1,047	(1,047	)(c)	—		—		—		—
Selling, general and administrative expenses	585	1,084	(479	)(c)	—		—		(27	)(b)	1,163
Other operating and non-operating expenses	1,028	262	590	(c)	—		—		(29	)(b,l)	1,851
Taxes other than on income	439	826	—		—		—		(411	)(b,l)	854
Depreciation, depletion and amortization	3,977	4,254	—		—		345	(j)	(601	)(b)	7,975
Asset impairments and related items	561	800	—		—		—		—		1,361
Exploration expense	110	459	—		—		—		(6	)(b)	563
(Gain) losses on derivatives, net	—	—	(83	)(c)	—		—		—		(83)
Interest and debt expense, net	389	—	884	(c)	617	(f)	86	(f)	—		1,976
	13,657	10,763	912		617		429		(1,361)		25,017
Income before income taxes and other items	5,277	2,619	(1,255)		(617)		(431)		(1,029)		4,564
Interest expense	—	(947)	884	(c)	—		—		63	(b,l)	—
(Gain) losses on derivatives, net	—	(130)	130	(c)	—		—		—		—
Other expense, net	—	(57)	61	(c)	—		—		(4	)(b)	—
(Provision) benefit for domestic and foreign income taxes	(1,477)	(733)	—		142	(m)	75	(m)	572	(b,l)	(1,421)
Income from equity investments	331	—	180	(c)	—		—		—		511
Net income	4,131	752	—		(475)		(356)		(398)		3,654
Net income (loss) attributable to noncontrolling interests	—	137	—		—		(97	)(e,j)	—		40
Preferred stock dividend	—	—	—		800	(d)	—		—		800
Net income (loss) attributable to Common Shareholders	$4,131	$615	$—		$(1,275)		$(259)		$(398)		$2,814
Basic Earnings per Common Share(k)	$5.40										$3.08
Diluted Earnings per Share(k)	$5.39										$3.03
Weighted Average Number of Shares Outstanding:
Basic	761.7						144.8	(k)			906.5
Diluted	763.3						158.4	(k)			921.7

See accompanying notes to unaudited pro forma financial statements.

NOTES TO PRO FORMA FINANCIAL STATEMENTS

a)	Reflects sources of/(uses of) cash upon the completion of the merger as follows:
in millions	As of June 30, 2019
Issuance of $21.8 billion in new indebtedness	$21,800
Issuance costs related to new indebtedness	(111)
Net cash from issuance of indebtedness	$21,689
Cash proceeds from issuance of series A preferred stock	$10,000
Merger-related transaction costs[1]	$(322)
Post-merger consideration paid in respect of Anadarko stock-based awards	(141)
Merger related costs	$(463)
Cash portion of estimated purchase price	$(29,643)
Estimated cash portion of purchase price to Anadarko’s consolidated Executives and Directors Benefits Trust	384
Cash portion of estimated purchase price	$(29,259)
Estimated net proceeds from anticipated divestiture of Anadarko’s Africa assets pursuant to the Total transaction	$8,000
Use of proceeds from anticipated divestiture and other sources to pay down indebtedness - current	$(4,400)
Use of proceeds from anticipated divestiture and other sources to pay down indebtedness - long term	(4,400)
Total use of proceeds from anticipated divestiture and other sources to pay down indebtedness	$(8,800)
[1]	Represents an estimate of merger-related transaction costs, including fees related to advisory, legal, investment banking and other professional services, all of which are directly attributable to the merger. These are non-recurring charges and have been excluded from the unaudited pro forma condensed combined statements of operations.
b)	Reflects the anticipated divestiture of Anadarko’s Africa assets pursuant to the Total transaction which are initially classified as held for sale in the preliminary purchase price allocation:
in millions	As of June 30, 2019
Cash and cash equivalents	$42
Trade receivables, net	281
Inventories	69
Other current assets	2
Property, plant and equipment, net	9,132
Operating lease assets	59
Long-term receivables and other assets, net	357
Assets held for sale	$9,942
Current maturities of long-term debt - finance leases	$27
Current lease liabilities	20
Accounts payable	275
Accrued liabilities	903
Long-term debt, net - finance leases	190
Deferred domestic and foreign income taxes	269
Asset retirement obligations	158
Lease liabilities	38
Other	62
Liabilities held for sale	$1,942
Net held for sale	$8,000

The following table includes the elimination of revenue and expense items for the six months ended June 30, 2019 and year ended December 31, 2018 related to Anadarko’s Africa assets:

in millions	Six months ended June 30, 2019	Year ended December 31, 2018
Revenues and other income
Net sales	$(1,083)	$(2,411)
Loss on sale of assets, net	—	10
	(1,083)	(2,401)
Costs and other deductions
Oil and gas operating	(82)	(246)
Oil and gas transportation	(16)	(34)
Selling, general and administrative expenses	(21)	(27)
Other operating and non-operating expenses	—	(8)
Taxes other than on income	(178)	(405)
Depreciation, depletion and amortization	(231)	(601)
Exploration expense	(3)	(6)
	(531)	(1,327)
Income before income taxes and other items	(552)	(1,074)
Interest expense	16	61
Other expense, net	(6)	(4)
Provision for domestic and foreign income taxes	295	583
Total effect to net income	$(247)	$(434)
c)	The following reclassifications were made to conform Anadarko’s historical financial results to Occidental’s presentation on the pro forma financial statements:

Balance Sheet

	As of June 30, 2019
in millions	Reclassification from	Reclassification to
Assets
Inventories	$—	$386
Investments in unconsolidated entities	—	1,407
Operating lease assets	—	540
Long-term receivables and other assets, net - investments in unconsolidated entities	(1,407)	—
Long-term receivables and other assets, net - operating lease assets	(540)	—
Long-term receivables and other assets, net - inventories	(386)	—
Liabilities
Current lease liabilities	—	249
Accrued liabilities	(249)	303
Current asset retirement obligations	(303)	—
Pension and postretirement obligations	—	953
Environmental remediation reserves	—	80
Lease liabilities	—	308
Other - lease liabilities	(308)	—
Other - pension and postretirement obligations/environmental remediation reserves	(1,033)
Total	$(4,226)	$4,226

	As of June 30, 2019
in millions	Reclassification from	Reclassification to
Summary of Balance Sheet reclassifications	Decrease, net	Increase, net
Assets
Inventories	$—	$386
Investments in unconsolidated entities	—	1,407
Operating lease assets	—	540
Long-term receivables and other assets, net	(2,333)	—
Liabilities
Current lease liabilities	—	249
Accrued liabilities	—	54
Current asset retirement obligations	(303)	—
Pension and postretirement obligations	—	953
Environmental remediation reserves	—	80
Lease liabilities	—	308
Other	(1,341)	—

Income Statement

	For the six months ended June 30, 2019		For the year ended December 31, 2018
in millions	Reclassification from	Reclassification to	Reclassification from	Reclassification to
Revenues and other income
Net Sales	$—	$(144)	$—	$(213)
Interest, dividends and other income	—	—	—	50
Gain on sale of assets, net	(123)	—	(180)	—
Costs and other deductions
Cost of sales	—	1,475	—	2,791
Oil and gas operating	(517)	—	(900)	—
Oil and gas transportation	(428)	—	(844)	—
Gathering, processing and marketing	(530)	—	(1,047)	—
Selling, general, and administrative expenses	(313)	—	(479)	—
Other operating and non-operating expenses	—	343	—	590
Losses on derivatives	—	423	(83)	—
Interest and debt expense, net	—	486	—	884
Income before income taxes and other items	1,665	(2,871)	3,173	(4,428)
Interest Expense	(486)	—	(884)	—
Losses on derivatives	(567)	—	(130)	—
Other expense, net	(30)	—	(61)	—
Income from equity investments	—	123	—	180
Total Reclassification	$2,748	$(2,748)	$4,248	$(4,248)
d)	Reflects the proceeds of $10 billion related to the issuance pursuant to the Berkshire Hathaway investment of 100,000 shares of series A preferred stock (par value $1.00), and a warrant (the “warrant”) to purchase 80 million shares of Occidental common stock at an exercise price of $62.50. In the second quarter of 2019 Occidental paid $50 million in preferred share issuance costs. Of the net proceeds, $9.519 billion was allocated to the issuance of the series A preferred stock, which is reflected in additional paid-in capital, and $431 million was allocated to the warrant liability classified in other liabilities. The warrant will be remeasured at fair value each reporting period with the adjustment flowing through earnings.

e)	Reflects the fair value adjustments to Anadarko’s property, plant and equipment, intangible assets, held for sale assets and liabilities related to Anadarko’s Africa assets and other assets and liabilities, including debt and goodwill. See “Estimated Purchase Price and Allocation” above.
f)	Represents pro forma adjustments to current and long-term debt, which includes:
i.	Issuance of $21.8 billion of new indebtedness, with an estimated average annual interest rate of 4.3%, yielding net proceeds of $4.4 billion and $17.3 billion in short- and long-term debt, respectively. Anticipated proceeds are net of $111 million in debt issuance costs. After giving effect to the pay down of $8.8 billion in aggregate principal amount of term loans with the proceeds from the anticipated divestiture and other sources, the estimated average annual interest rate of the remaining $13.0 billion of new indebtedness is 4.6%. Estimated interest rates are based on underlying U.S. Treasury rates adjusted for Occidental’s anticipated credit spreads across a range of maturities.
ii.	After giving effect to the pay down of $8.8 billion in aggregate principal amount of term loans, the associated pro forma interest expense and amortization on the remaining $13.0 billion of new indebtedness is approximately $308 million and $617 million for the six months ended June 30, 2019 and for the year ended December 31, 2018, respectively. A one percent change in the assumed interest rate of the $13.0 billion in new indebtedness would increase or decrease the interest expense by $65 million and $130 million for the six months ended June 30, 2019 and for the year ended December 31, 2018, respectively. In the event the $8.8 billion of term loans are not repaid and remain outstanding, pro forma interest expense would increase by approximately $168 million and $336 million for the six months ended June 30, 2019 and for the year ended December 31, 2018, respectively.
iii.	Fair value adjustment of $2.3 billion to historical Anadarko debt results in additional debt discount amortization of $43 million and $86 million for the six months ended June 30, 2019 and for the year ended December 31, 2018, respectively.
iv.	The six months ended June 30, 2019 excludes nonrecurring amortization expense of $57 million related to Occidental historical results. The remaining $50 million will be expensed in the third quarter of 2019 and is presented as a charge to retained earnings in the balance sheet as of June 30, 2019.
g)	Represents an adjustment to deferred tax liabilities, net based on the estimated statutory tax rate for the combined entity multiplied by the fair value adjustments made to assets and liabilities acquired, calculated below:
in millions	As of June 30, 2019
Fair value of Anadarko property, plant and equipment excluding Anadarko’s Africa assets	$49,295
Less: Anadarko historical value property, plant and equipment excluding Anadarko’s Africa assets	(17,656)
Fair value adjustment to increase Anadarko property, plant and equipment, net of Anadarko’s Africa assets	$31,639
Fair value of property and equipment held for sale related to Anadarko’s Africa assets	$9,132
Less: Anadarko historical value property and equipment related to Africa assets	(2,650)
Fair value adjustment to increase value related to Anadarko’s Africa assets(1)	$6,482
Fair value of WES property, plant and equipment	$10,500
Less: WES historical property, plant and equipment	(8,785)
Fair value adjustment to increase WES property, plant and equipment	$1,715
Fair value adjustment to Anadarko’s property, plant and equipment per Note (e)	$39,836
Fair value of intangible assets	$3,184
Less: WES historical intangible assets	(825)
Fair value adjustment to increase Intangible assets per Note (e)	$2,359
Fair value adjustment to increase WES property, plant and equipment	$1,715
Fair value adjustment to increase Intangible assets	2,359

in millions	As of June 30, 2019
Less: fair value adjustment attributable to noncontrolling interests	(1,832)
Fair value adjustment to increase WES property, plant and equipment and intangibles	$2,242
Fair value of debt attributable to Anadarko, excluding WES, assumed by Occidental	$12,767
Less: Anadarko historical debt, excluding WES debt	(10,523)
Fair value adjustment to Anadarko debt, excluding WES debt, assumed by Occidental	$2,244
Fair value adjustment for WES debt	13
Fair value adjustment to increase debt per Note (e)	$2,257
(1)	For additional information regarding the assumed transfer tax liability associated with Anadarko’s Africa assets, see “-Preliminary Purchase Price Allocation” above.
in millions	As of June 30, 2019
Fair value adjustment to increase Anadarko property, plant and equipment, net of Anadarko’s Africa assets	$31,639
Fair value adjustment to increase WES property, plant and equipment and intangibles	2,242
Fair value adjustment to Anadarko’s debt, excluding WES debt, assumed by Occidental(2)	(2,244)
$31,637
Estimated statutory domestic tax rate for the combined entity	23%
$7,276
(2)	Excludes fair value adjustment to WES debt of $13 million because the impact to deferred tax liabilities net of noncontrolling interests and the estimated statutory domestic tax rate was immaterial.
h)	Reflects adjustments to eliminate Anadarko’s historical equity balances and record estimated purchase price at fair value:
in millions	As of June 30, 2019
Estimated stock portion of purchase price:
Common stock, $0.20 per share par value, expected to be issued in the merger	$29
Pro forma adjustment to paid-in capital in excess of par value for common stock expected to be issued in the merger	7,542
Estimated stock portion of purchase price of 146.8 million shares at $51.59 per share	$7,571
Equity issued for merger and elimination of Anadarko historical equity balances:
Common stock issued as part of stock consideration expected to be issued in the merger	$29
Elimination of Anadarko’s historical common stock	(58)
Pro forma adjustment to common stock	$(29)
Elimination of Anadarko’s historical treasury stock	$4,892
Equity consideration to Anadarko’s consolidated Executives and Directors Benefits Trust	(98)
Pro forma adjustment to treasury stock	$4,794
Pro forma adjustment to paid-in capital in excess of par value for common stock expected to be issued in the merger	$7,542
Elimination of Anadarko historical paid-in capital in excess of par value	(13,135)
Pro forma adjustment to paid-in capital in excess of par value	$(5,593)
Retained earnings impact for estimated merger-related transaction costs	$(260)
Retained earnings impact for post-combination expense of stock-based awards	(141)
Elimination of Anadarko historical retained earnings	149
Pro forma adjustment to retained earnings	$(252)
Elimination of Anadarko historical accumulated other comprehensive income	$379
Fair value of noncontrolling interests	$5,659
Elimination of Anadarko historical noncontrolling interests	(1,558)
Pro forma adjustment to noncontrolling interests	$4,101

i)	The following pro forma adjustments eliminate historical transactions between Anadarko and Occidental that would be treated as intercompany transactions after the merger:
i.	Elimination of $5 million in net sales and corresponding cost of sales in the pro forma statement of operations for the six months ended June 30, 2019.
ii.	Elimination of $2 million in net sales and corresponding cost of sales in the pro forma statement of operations for the year ended December 31, 2018.
j)	Reflects adjustments to income and expense as a result of purchase accounting, including historical depreciation, depletion and amortization (“DD&A”) expense related to the step up of property, plant and equipment to estimated fair value. Pro forma DD&A expense related to the assets acquired through the merger, excluding Anadarko’s Africa assets, is $2.2 billion and $4.0 billion for the six months ended June 30, 2019 and for the year ended December 31, 2018, respectively. In addition, reflects the removal of nonrecurring acquisition costs of $1.1 billion, primarily related to the Chevron termination fee incurred by Anadarko in the second quarter of 2019.
k)	Reflects the elimination of Anadarko’s weighted-average shares outstanding and the issuance of Occidental common stock to Anadarko stockholders as part of the stock portion of the purchase price. The effect of the issuance of the warrant has been included in diluted shares. Basic and Diluted earnings per share have been reduced by $400 million and $800 million for the six months ended June 30, 2019 and the year ended December 31, 2018, respectively, for pro forma dividends on the series A preferred stock.
in millions except per share amounts	Six months ended June 30, 2019	Year ended December 31, 2018
Basic EPS
Combined pro forma net income	$897	$3,654
Less: Income attributable to noncontrolling interests	(172)	(40)
Less: Pro forma preferred stock dividend	(400)	(800)
Combined pro forma net income attributable to Occidental common stock	325	2,814
Less: Income allocated to pro forma participating securities	(2)	(19)
Combined pro forma net income attributable to Occidental common stock, net of participating securities	$323	$2,795
Historical weighted average number of basic shares - Occidental	748.7	761.7
Pro forma shares issued to Anadarko stockholders	144.8	144.8
Pro forma weighted average common shares outstanding	893.5	906.5
Basic EPS	$0.36	$3.08
Diluted EPS
Combined pro forma net income	$897	$3,654
Less: Income attributable to noncontrolling interests	(172)	(40)
Less: Pro forma preferred stock dividend	(400)	(800)
Combined pro forma net income attributable to Occidental common stock	325	2,814
Less: Income allocated to pro forma participating securities	(2)	(19)
Combined pro forma net income attributable to Occidental common stock, net of participating securities	$323	$2,795
Pro forma weighted average common shares outstanding	893.5	906.5
Pro forma dilutive effect of potential shares	1.3	15.2
Total Pro forma diluted weighted average common shares	894.8	921.7
Diluted EPS	$0.36	$3.03

l)	The following table includes the elimination of revenue and expense items for the year ended December 31, 2018 related to Anadarko’s Alaska assets sold in the first quarter of 2018:
in millions	Year ended December 31, 2018
Revenues and other income
Net sales	$(22)
Loss on sale of assets, net	33
11
Costs and other deductions
Oil and gas operating	(7)
Other operating and non-operating expenses	(21)
Taxes other than on income	(6)
(34)
Income before income taxes and other items	45
Interest expense	2
Provision for domestic and foreign income taxes	(11)
Total effect to net income	$36
m)	The pro forma income tax adjustments included in the pro forma statements of operations for the periods ended June 30, 2019 and December 31, 2018 reflect the income tax effects of the pro forma adjustments presented. The effective tax rate of the combined company could be significantly different from what is presented in these pro forma financial statements for a variety of reasons, including post-merger activities.

Supplemental Pro Forma Crude Oil, Natural Gas Liquids (“NGLs”) and Natural Gas Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped, crude oil, NGLs and natural gas reserves as of December 31, 2018, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2018.

The following estimated pro forma reserve information is not necessarily indicative of the results that might have occurred had the transactions been completed on January 1, 2018 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors.

The pro forma adjustments below reflect the elimination of amounts related to Anadarko’s Africa assets.

Oil Reserves

in millions of barrels (MMbbl)	Occidental Historical	Anadarko Historical	Anadarko’s Africa asset sale Adjustments	Occidental Pro Forma Combined
PROVED DEVELOPED AND UNDEVELOPED RESERVES
Balance at December 31, 2017	1,515	658	(157)	2,016
Revisions of previous estimates	6	77	(12)	71
Improved recovery	189	—	—	189
Extensions and discoveries	6	104	—	110
Purchases of proved reserves	32	—	—	32
Sales of proved reserves	(12)	(34)	—	(46)
Production	(153)	(138)	31	(260)
Balance at December 31, 2018	1,583	667	(138)	2,112
DOMESTIC PROVED RESERVES	1,186	529	—	1,715
INTERNATIONAL PROVED RESERVES	397	138	(138)	397
PROVED DEVELOPED RESERVES
December 31, 2017	1,128	497	(136)	1,489
December 31, 2018	1,160	515	(123)	1,552
PROVED UNDEVELOPED RESERVES
December 31, 2017	387	161	(21)	527
December 31, 2018	423	152	(15)	560

NGL Reserves

in millions of barrels (MMbbl)	Occidental Historical	Anadarko Historical	Anadarko’s Africa asset sale Adjustments	Occidental Pro Forma Combined
PROVED DEVELOPED AND UNDEVELOPED RESERVES
Balance at December 31, 2017	445	243	(11)	677
Revisions of previous estimates	22	35	(1)	56
Improved recovery	47	—	—	47
Extensions and discoveries	—	28	—	28
Purchases of proved reserves	11	—	—	11
Sales of proved reserves	(3)	—	—	(3)
Production	(36)	(38)	2	(72)
Balance at December 31, 2018	486	268	(10)	744
DOMESTIC PROVED RESERVES	284	258	—	542
INTERNATIONAL PROVED RESERVES	202	10	(10)	202
PROVED DEVELOPED RESERVES
December 31, 2017	314	186	(10)	490
December 31, 2018	341	202	(10)	533
PROVED UNDEVELOPED RESERVES
December 31, 2017	131	57	(1)	187
December 31, 2018	145	66	—	211

Natural Gas Reserves

in billions of cubic feet (Bcf)	Occidental Historical	Anadarko Historical	Anadarko’s Africa asset sale Adjustments	Occidental Pro Forma Combined
PROVED DEVELOPED AND UNDEVELOPED RESERVES
Balance at December 31, 2017	3,831	3,230	(37)	7,024
Revisions of previous estimates	166	220	—	386
Improved recovery	347	—	—	347
Extensions and discoveries	4	190	—	194
Purchases of proved reserves	69	—	—	69
Sales of proved reserves	(14)	(15)	—	(29)
Production	(308)	(395)	5	(698)
Balance at December 31, 2018	4,095	3,230	(32)	7,293
DOMESTIC PROVED RESERVES	1,445	3,198	—	4,643
INTERNATIONAL PROVED RESERVES	2,650	32	(32)	2,650
PROVED DEVELOPED RESERVES
December 31, 2017	2,924	2,664	(24)	5,564
December 31, 2018	3,004	2,588	(24)	5,568
PROVED UNDEVELOPED RESERVES
December 31, 2017	907	566	(13)	1,460
December 31, 2018	1,091	642	(8)	1,725

Total Reserves

in millions of BOE (MMBOE)	Occidental Historical	Anadarko Historical	Anadarko’s Africa asset sale Adjustments	Occidental Pro Forma Combined
PROVED DEVELOPED AND UNDEVELOPED RESERVES
Balance at December 31, 2017	2,598	1,439	(174)	3,863
Revisions of previous estimates	56	149	(13)	192
Improved recovery	294	—	—	294
Extensions and discoveries	7	164	—	171
Purchases of proved reserves	54	—	—	54
Sales of proved reserves	(17)	(37)	—	(54)
Production	(240)	(242)	34	(448)
Balance at December 31, 2018	2,752	1,473	(153)	4,072
DOMESTIC PROVED RESERVES	1,711	1,320	—	3,031
INTERNATIONAL PROVED RESERVES	1,041	153	(153)	1,041
PROVED DEVELOPED RESERVES
December 31, 2017	1,928	1,127	(150)	2,905
December 31, 2018	2,002	1,148	(137)	3,013
PROVED UNDEVELOPED RESERVES
December 31, 2017	670	312	(24)	958
December 31, 2018	750	325	(16)	1,059

Standardized measure of discounted future net cash flows

The following tables present the estimated pro forma discounted future net cash flows at December 31, 2018. The pro forma standardized measure information set forth below gives effect to the transactions as if the transactions had been completed on January 1, 2018. The disclosures below were determined by referencing the “Standardized Measure of Discounted Future Net Cash Flows” reported in Anadarko’s and Occidental’s respective Annual Reports on Form 10-K for the year ended December 31, 2018; an explanation of the underlying methodology applied, as required by SEC regulations, can be found within the applicable Annual Report on Form 10-K. The calculations assume the continuation of existing economic, operating and contractual conditions at December 31, 2018. Therefore, the following estimated pro forma standardized measure is not necessarily indicative of the results that might have occurred had the transactions been completed on January 1, 2018 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors.

Therefore, the following estimated pro forma standardized measure is not necessarily indicative of the results that might have occurred had the transactions been completed on January 1, 2018 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors.

The pro forma adjustments below reflect the elimination of amounts related to the contingent sale of Anadarko’s Africa assets.

	Occidental Historical	Anadarko Historical	Anadarko’s Africa asset sale Adjustments	Occidental Pro Forma Combined

in millions
AT DECEMBER 31, 2018
Future cash inflows	$112,575	$59,598	$(10,058)	$162,115
Future costs
Production costs and other operating expenses	(45,655)	(22,788)	3,073	(65,370)
Development costs	(11,963)	(5,660)	444	(17,179)
Future income tax expense	(8,633)	(7,596)	2,728	(13,501)
Future net cash flows	46,324	23,554	(3,813)	66,065
Ten percent discount factor	(22,863)	(6,412)	806	(28,469)
Standardized measure of discounted future net cash flows	$23,461	$17,142	$(3,007)	$37,596

Changes in the standardized measure of discounted future net cash flows from proved reserve quantities

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved crude oil, NGLs and natural gas reserves for the year ended December 31, 2018 are as follows:

	Occidental Historical	Anadarko Historical	Anadarko’s Africa asset sale Adjustments	Occidental Pro Forma Combined

in millions
Beginning of year	$16,220	$11,660	$(2,172)	$25,708
Sales and transfers of oil and gas produced, net of production costs and other operating expenses	(7,828)	(8,360)	1,703	(14,485)
Net change in prices received per barrel, net of production costs and other operating expenses	9,482	6,198	(2,351)	13,329
Extensions, discoveries and improved recovery, net of future production and development costs	3,378	3,429	—	6,807
Change in estimated future development costs	(3,463)	(1,833)	(124)	(5,420)
Revisions of quantity estimates	664	4,352	(329)	4,687
Previously estimated development costs incurred during the period	1,943	2,763	(86)	4,620
Accretion of discount	1,551	1,543	(382)	2,712
Net change in income taxes	(1,182)	(1,729)	461	(2,450)
Purchases and sales of reserves in place, net(a)	347	(412)	—	(65)
Changes in production rates and other	2,349	(469)	273	2,153
Net change	7,241	5,482	(835)	11,888
End of year	$23,461	$17,142	$(3,007)	$37,596
(a)	Purchases of $5 million and sales of $417 million for Anadarko Historical combined above.

DESCRIPTION OF THE NOTES

In this “Description of the Notes,” references to the “Company,” “we,” “us” or “our” refer to Occidental Petroleum Corporation and not to any of its subsidiaries. Capitalized terms used in this description but not otherwise defined have the meanings assigned to them in the Indenture (as defined below).

Each of our Floating Rate Senior Notes due February 2021 (the “February 2021 Floating Rate Notes”), Floating Rate Senior Notes due August 2021 (the “August 2021 Floating Rate Notes”) and Floating Rate Senior Notes due 2022 offered hereby (the “2022 Floating Rate Notes” and, together with the February 2021 Floating Rate Notes and the August 2021 Floating Rate Notes, collectively, the “Floating Rate Notes”), and our 2.600% Senior Notes due 2021 (the “2021 Notes”), 2.700% Senior Notes due 2022 (the “2022 Notes”), 2.900% Senior Notes due 2024 (the “2024 Notes”), 3.200% Senior Notes due 2026 (the “2026 Notes”), 3.500% Senior Notes due 2029 (the “2029 Notes”), 4.300% Senior Notes due 2039 (the “2039 Notes”) and 4.400% Senior Notes due 2049 (the “2049 Notes” and, together with the 2021 Notes, the 2022 Notes, the 2024 Notes, the 2026 Notes, the 2029 Notes and the 2039 Notes, collectively, the “Fixed Rate Notes”; the Floating Rate Notes, together with the Fixed Rate Notes, collectively, the “Notes”) will constitute a separate series of our senior debt securities under an indenture (the “Indenture”), to be dated as of August 8, 2019 (the “Issue Date”), between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We will issue each series of Notes pursuant to an officer’s certificate, as contemplated by the Indenture, setting forth the specific terms applicable to such series of Notes. References to the “Indenture” in this description refer to the Indenture as supplemented by such officer’s certificate.

The following description is a summary of certain of the provisions of the Notes and the Indenture. This summary is not complete and is qualified in its entirety by reference to the Indenture, the form of which is attached as an exhibit to the registration statement of which this prospectus supplement forms a part. You should carefully read the summary below, the description of the general terms and provisions of our senior debt securities set forth in the accompanying prospectus under the heading “Description of Senior Debt Securities” and the Indenture in their entirety. See “Where You Can Find More Information.”

This “Description of the Notes” supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the senior debt securities and the Indenture in the accompanying prospectus. The Notes are “senior debt securities” as that term is used in the accompanying prospectus and the Trustee is referred to in the accompanying prospectus as the “Senior Indenture Trustee.” In this description, the term “Securities” refers to all senior debt securities that have been and may be issued under the Indenture and includes the Notes.

General

Each series of Notes will constitute a separate series of the Company’s senior debt securities under the Indenture. The Indenture will not limit the aggregate principal amount of Notes that we may issue under the Indenture and we may, without the consent of holders of outstanding Notes, issue additional Notes thereunder of any series. In addition, the Indenture does not limit the amount of other unsecured debt that we or our subsidiaries may issue or incur. Our outstanding senior debt issued under other indentures (and any senior indebtedness that we subsequently assume pursuant to the merger or otherwise) may have different terms from the Notes (including different restrictive covenants and event of default provisions) and, as a result, certain events or circumstances that may constitute an event of default with respect to that previously issued debt may not constitute an event of default under the Indenture. The Notes are unsecured and will rank equally in right of payment with all of our other senior unsecured indebtedness.

As of June 30, 2019, after giving effect to the merger, the exchange offers and the financing transactions (including the application of proceeds therefrom), this offering (including the application of proceeds therefrom) and assuming 100% participation in the exchange offers, we would have had approximately $35.3 billion aggregate principal amount of outstanding indebtedness, none of which would have been secured indebtedness. As of June 30, 2019, after giving effect to the merger and the financing transactions (other than the Total transaction and the related Term loan refinancing), this offering (including the application of proceeds therefrom) and assuming 100% participation in the exchange offers, we would have had approximately $44.1 billion aggregate principal amount of outstanding indebtedness, none of which would have been secured indebtedness.

Substantially all of our operations are, and following the consummation of the merger will be, conducted through our subsidiaries. None of our subsidiaries (including, following the consummation of the merger, Anadarko Petroleum Corporation and its subsidiaries (collectively, “Anadarko”)) will be a guarantor of the Notes. As a result, our right to receive assets upon the liquidation or recapitalization of any of our subsidiaries, and your consequent right to benefit from our receipt of those assets, will be subject to the claims of such subsidiary’s creditors. Accordingly, the Notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries, including the obligations of our applicable subsidiaries in respect of any existing Anadarko notes that remain outstanding following the exchange offers. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any obligations secured by security interests in or other liens on the assets of any such subsidiary.

The Notes will not be entitled to any sinking fund.

Principal, Maturity and Interest

Fixed Rate Notes

The 2021 Notes will be initially limited to $1,500,000,000 aggregate principal amount. The 2022 Notes will be initially limited to $2,000,000,000 aggregate principal amount. The 2024 Notes will be initially limited to $3,000,000,000 aggregate principal amount. The 2026 Notes will be initially be limited to $1,000,000,000 aggregate principal amount. The 2029 Notes will be initially limited to $1,500,000,000 aggregate principal amount. The 2039 Notes will be initially limited to $750,000,000 aggregrate principal amount. The 2049 Notes will be initially limited to $750,000,000 aggregate principal amount. We may, from time to time, without the consent of the holders of any series of Notes, reopen any series of Fixed Rate Notes and issue additional Fixed Rate Notes of such series.

The 2021 Notes, the 2022 Notes, the 2024 Notes, the 2026 Notes, the 2029 Notes, the 2039 Notes and the 2049 Notes will mature on August 13, 2021, August 15, 2022, August 15, 2024, August 15, 2026, August 15, 2029, August 15, 2039 and August 15, 2049, respectively.

The 2021 Notes will bear interest from the Issue Date at the rate of 2.600% per annum. The 2022 Notes will bear interest from the Issue Date at the rate of 2.700% per annum. The 2024 Notes will bear interest from the Issue Date at the rate of 2.900% per annum. The 2026 Notes will bear interest from the Issue Date at the rate of 3.200% per annum. The 2029 Notes will bear interest from the Issue Date at the rate of 3.500% per annum. The 2039 Notes will bear interest from the Issue Date at the rate of 4.300% per annum. The 2049 Notes will bear interest from the Issue Date at the rate of 4.400% per annum. Interest on the 2021 Notes will be payable semi-annually on February 13 and August 13 of each year, commencing on February 13, 2020, in each case, to the holders of record of the 2021 Notes at the close of business on the immediately preceding February 1 and August 1, respectively (whether or not a business day). Interest on each other series of Fixed Rate Notes will be payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 2020, in each case, to the holders of record of the Fixed Rate Note of the applicable series at the close of business on the immediately preceding February 1 and August 1, respectively (whether or not a business day).

If any interest payment date, maturity date or redemption date for any series of Fixed Rate Notes falls on a day that is not a business day, the payment will be made on the next business day, and no interest will accrue on that payment for the period from and after such interest payment date, maturity date or redemption date until such following business day. Interest on each series of Fixed Rate Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest payable on any interest payment date or redemption date or on the maturity date of any series of Notes shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for on such series Notes (or, if no interest has been paid or duly provided for on such series of Notes, from and including the Issue Date) to, but not including, such interest payment date, redemption date or maturity date, as the case may be.

The Fixed Rate Notes will not be listed on any securities exchange or included in any automated quotation system.

Floating Rate Notes

The February 2021 Floating Rate Notes will be initially limited to $500,000,000 aggregate principal amount. The August 2021 Floating Rate Notes will be initially limited to $500,000,000 aggregate principal amount. The

2022 Floating Rate Notes will be initially limited to $1,500,000,000 aggregate principal amount. We may, from time to time, without the consent of the holders of any series of Notes, reopen a series of Floating Rate Notes and issue additional Floating Rate Notes of such series.

The February 2021 Floating Rate Notes, the August 2021 Floating Rate Notes and the 2022 Floating Rate Notes will mature on February 8, 2021, August 13, 2021 and August 15, 2022, respectively.

Each series of Floating Rate Notes will bear interest for each interest period at a rate determined by the calculation agent, which will initially be The Bank of New York Mellon Trust Company, N.A. So long as any of the Floating Rate Notes remain outstanding, there will at all times be a calculation agent. If The Bank of New York Mellon Trust Company, N.A. is unable or unwilling to continue to act as the calculation agent, we will appoint another calculation agent in its place.

The interest rate on the February 2021 Floating Rate Notes for a particular interest period will be a per annum rate equal to three-month LIBOR, as determined on the relevant interest determination date, plus 0.950%. The interest rate on the August 2021 Floating Rate Notes for a particular interest period will be a per annum rate equal to three-month LIBOR, as determined on the relevant interest determination date, plus 1.250%. The interest rate on the 2022 Floating Rate Notes for a particular interest period will be a per annum rate equal to three-month LIBOR, as determined on the relevant interest determination date, plus 1.450%. For each series of Floating Rate Notes, the interest determination date for an interest period will be the second London business day preceding the first day of such interest period. Promptly upon determination, the calculation agent will inform the Trustee and us of the interest rate for each series of Floating Rate Notes for the next interest period. Absent manifest error, the determination of the interest rate for a series of Floating Rate Notes by the calculation agent shall be binding and conclusive on the holders of such series of Floating Rate Notes, the Trustee and us and the calculation agent shall have no liability or responsibility, except in the case of its gross negligence or willful misconduct, for any information used in determining or calculating any interest rate.

Interest on the February 2021 Floating Rate Notes will be payable quarterly in arrears on February 8, May 8, August 8 and November 8 of each year, beginning November 8, 2019, to the holders of record of such February 2021 Floating Rate Notes at the close of business on the immediately preceding February 1, May 1, August 1 and November 1, respectively (whether or not a business day). Interest on the August 2021 Floating Rate Notes will be payable quarterly in arrears on February 13, May 13, August 13 and November 13 of each year, beginning November 13, 2019, to the holders of record of such August 2021 Floating Rate Notes at the close of business on the immediately preceding February 1, May 1, August 1 and November 1, respectively (whether or not a business day). Interest on the 2022 Floating Rate Notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning November 15, 2019, to the holders of record of such 2022 Floating Rates Note at the close of business on the immediately preceding February 1, May 1, August 1 and November 1, respectively (whether or not a business day). Interest on the February 2021 Floating Rate Notes will accrue from and including the Issue Date, to but excluding the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to but excluding the next interest payment date, redemption date or maturity date, as the case may be. Interest on the August 2021 Floating Rate Notes will accrue from and including the Issue Date, to but excluding the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to but excluding the next interest payment date, redemption date or maturity date, as the case may be. Interest on the 2022 Floating Rate Notes will accrue from and including the Issue Date, to but excluding the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to but excluding the next interest payment date, redemption date or maturity date, as the case may be. With respect to each series of Floating Rate Notes, we refer to each of these periods as an “interest period.” The amount of accrued interest that we will pay with respect to each series of Floating Rate Notes for any interest period can be calculated by multiplying the face amount of the applicable series of Floating Rate Notes then outstanding by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from the Issue Date, or from the last date we paid or provided for interest to the holders of the applicable series of Floating Rate Notes, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. If an interest payment date (other than the maturity date or any redemption date) for any series of Floating Rate Notes falls on a day that is not a business day, the interest payment date for such series shall be postponed to the next succeeding business day unless such next succeeding business day would be in the following month, in which case, the interest payment date shall be the immediately preceding business day (in each case, resulting in a corresponding adjustment to the number of days in the applicable interest period). If the maturity date or any redemption date for any series of Floating Rate Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date or such redemption date, as applicable.

With respect to each series of Floating Rate Notes, on any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on Reuters Screen LIBOR01 at approximately 11:00 a.m., London time, on such interest determination date and as provided to the calculation agent by us. If no offered rate appears on Reuters Screen LIBOR01 on an interest determination date at approximately 11:00 a.m., London time, then we will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, we will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period. Notwithstanding the foregoing, if we determine that LIBOR has been permanently discontinued, the calculation agent will use, as directed by us, as a substitute for LIBOR and for each future interest determination date, the alternative reference rate that by clear market consensus has replaced LIBOR in customary market usage or, if no such clear market consensus exists, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice (the “Alternative Rate”). As part of such substitution, we will make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Floating Rate Notes. In the event that that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage and an alternative reference rate is not selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice, we will appoint, in our sole discretion, an independent financial advisor (an “IFA”) to determine an appropriate Alternative Rate and any Adjustments thereon, and the decision of the IFA will be binding on us, the Trustee and the holders of each series of Floating Rate Notes. If, however, we determine that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined (and the IFA has not determined an Alternate Rate and Adjustments), LIBOR (for purposes of calculating the relevant interest rate) will be equal to such rate on the interest determination date when LIBOR was last available on Reuters Screen LIBOR01 and last used to determine the relevant interest rate for the applicable series of Floating Rate Notes.

Upon request from any holder of any series of Floating Rate Notes, the calculation agent will provide the interest rate in effect for the applicable series of Floating Rate Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

All percentages resulting from any calculation of the interest rate on any series of Floating Rate Notes will be rounded to the nearest one millionth of a percentage point with five ten millionths of a percentage point rounded upwards (e.g., 9.8765445% (or .098765445) would be rounded to 9.876545% (or .09876545)), and all dollar amounts used in or resulting from such calculation on any series of Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on each series of Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

“London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The Floating Rate Notes will not be listed on any securities exchange or included in any automated quotation system.

Place of Payment, Transfer and Exchange

All payments on the Notes will be made, and transfers of the Notes will be registrable, at the trustee’s office in The City of New York, unless we designate another place for such purpose.

Special Mandatory Redemption

If (i) the merger has not been completed on or prior to May 14, 2020, or (ii) at any time prior to May 14, 2020, the merger agreement has been validly terminated (other than in connection with the consummation of the merger) (the earlier to occur of the events described in clause (i) or (ii), the “special mandatory redemption event”), we will be required to redeem all of the Notes on the special mandatory redemption date (as defined below) at a redemption price (the “special mandatory redemption price”) equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. Upon the occurrence of a special mandatory redemption event, we will promptly (but in no event later than ten business days following such special mandatory redemption event) cause notice (a “special mandatory redemption notice”) to be delivered electronically or mailed, with a copy to the Trustee, to each holder at its registered address (such date of notification to the holders, the “special mandatory redemption notice date”). The notice will inform holders that the Notes will be redeemed on the redemption date set forth in such notice, which will be no earlier than three business days and no later than 60 days from the special mandatory redemption notice date (such date, the “special mandatory redemption date”), and that all of the outstanding Notes will be redeemed at the special mandatory redemption price on the special mandatory redemption date automatically and without any further action by the holders of the Notes. At or prior to 10:00 a.m., New York City time, on the special mandatory redemption date, we will deposit with the Trustee funds sufficient to pay the special mandatory redemption price for all of the Notes to be redeemed. If such deposit is made as provided above, the Notes will cease to bear interest on and after the special mandatory redemption date.

“merger” means the merger of Baseball Merger Sub, Inc., an indirect wholly-owned subsidiary of the Company, with and into Anadarko Petroleum Corporation pursuant to the merger agreement.

“merger agreement” means the Agreement and Plan of Merger, dated as of May 9, 2019, by and among the Company, Anadarko Petroleum Corporation and Baseball Merger Sub 1, Inc.

There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of holders of the Notes. Upon the completion of the merger, the foregoing provisions regarding special mandatory redemption will cease to apply.

Optional Redemption

Any series of Fixed Rate Notes may be redeemed, in whole or in part, at our option, at any time or from time to time, in each case prior to final maturity (or, in the case of any series of Fixed Rate Par Call Notes (as defined below), prior to the Applicable Par Call Date (as defined below)) at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and
•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes to be redeemed through final maturity (assuming, for this purpose, that the Fixed Rate Par Call Notes mature on the Applicable Par Call Date), but excluding any portion of such payments of interest accrued to, but not including, the redemption date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the applicable Treasury Rate (as defined below) plus the Applicable Make-Whole Spread (as defined below);

plus, in each case, accrued and unpaid interest on the principal amount of the Fixed Rate Notes being redeemed to, but not including, the redemption date.

On and after Applicable Par Call Date, the Fixed Rate Par Call Notes will be redeemable at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Fixed Rate Par Call Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Fixed Rate Par Call Notes being redeemed to, but not including, the redemption date.

Any series of Floating Rate Notes (other than the February 2021 Floating Rate Notes) may be redeemed, in whole or in part, at our option, on the Applicable Par Call Date or at any time or from time to time thereafter at a redemption price equal to 100% of the principal amount of the Floating Rate Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Floating Rate Notes being redeemed to, but not including, the redemption date.

Notwithstanding the foregoing, with respect to interest that is due and payable on any interest payment date falling on or prior to a redemption date for such Notes, we will pay such interest to the persons who were record holders of such Notes at the close of business on the relevant regular record date.

We will send to each holder of Notes subject to redemption a notice of such redemption at least 10 days but not more than 60 days before the redemption date. Unless we default in payment of the redemption price (or accrued and unpaid interest) with respect to the Notes to be redeemed, no interest will accrue on the Notes or portions thereof so redeemed for the period on and after such redemption date. If less than all of the Notes of a series are to be redeemed, the Notes (or portions thereof) of such series to be redeemed will be selected by such method as the Trustee deems fair and appropriate (or, in the case of global notes, by the Depositary’s applicable policies and procedures).

We may provide in any notice of redemption that payment of the redemption price and the performance of any obligations with respect to such redemption may be performed by another person; provided, however, that we will remain obligated to pay the redemption price and perform any such obligations with respect to such redemption in the event such other person fails to do so.

“Applicable Make-Whole Spread” means, with respect to the Fixed Rate Notes, the number of basis points set forth opposite the applicable series in the table below:

Title of Series	Make-Whole Spread
2021 Notes	17.5 bps
2022 Notes	20 bps
2024 Notes	25 bps
2026 Notes	25 bps
2029 Notes	30 bps
2039 Notes	35 bps
2049 Notes	35 bps

“Applicable Par Call Date” means the date set forth opposite the applicable series of Notes in the table below:

Title of Series	Par Call Date
August 2021 Floating Rate Notes	August 13, 2020
2022 Floating Rate Notes	August 15, 2020
2024 Notes	July 15, 2024
2026 Notes	June 15, 2026
2029 Notes	May 15, 2029
2039 Notes	February 15, 2039
2049 Notes	Febraury 15, 2049

“Comparable Treasury Issue” means, with respect to any redemption date for a series of Fixed Rate Notes, the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Fixed Rate Notes (assuming, for this purpose, that the Fixed Rate Par Call Notes mature on the Applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date for a series of Fixed Rate Notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, such average in any case to be determined by the Quotation Agent, or (3) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Fixed Rate Par Call Notes” means the 2024 Notes, the 2026 Notes, the 2029 Notes, the 2039 Notes and the 2049 Notes.

“Quotation Agent” means, with respect to any redemption date for a series of Fixed Rate Notes, the Reference Treasury Dealer appointed by us as such.

“Reference Treasury Dealer” means, with respect to any redemption date for a series of Fixed Rate Notes, each of (1) BofA Securities, Inc. and Citigroup Global Markets Inc. (or their respective affiliates that are primary U.S. Government securities dealers) and their respective successors; provided, however, that if any of them shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), we will substitute for it another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer or Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for a series of Fixed Rate Notes, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day in The City of New York preceding such redemption date.

“Treasury Rate” means, on a redemption date, the rate per annum, as determined by the Quotation Agent, equal to:

•	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the remaining term of the Fixed Rate Notes to be redeemed (assuming, for this purpose, that the Fixed Rate Par Call Notes mature on the Applicable Par Call Date), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis rounding to the nearest month; or
•	if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated at 5:00 p.m. (New York City time) on the third business day preceding the redemption date by the Quotation Agent.

Book-Entry; Delivery and Form

Each series of Notes will be issued in the form of one or more global notes (“Global Notes”) which will be held by the Trustee as custodian for The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary. Interests in the Global Notes will be subject to the operations and procedures of the Depositary, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). The Notes will be issued in fully registered form without coupons and will be issued in, and beneficial interests in the Global Notes must be held in, minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Notwithstanding the foregoing, if (1) the Depositary notifies us that it is unwilling or unable to continue as depositary for the Notes or if the Depositary ceases to be eligible to act in such capacity and a successor depositary is not appointed by us within 90 days, (2) an event of default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing or (3) we in our sole discretion shall determine that some or all of the Notes will no longer be represented by Global Notes, the Global Notes will be exchangeable for Notes in definitive form of like tenor and in an equal aggregate principal amount in authorized denominations. Such definitive Notes will be registered in such name or names as the Depositary instructs the Trustee.

The Depositary has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, the Depositary or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such Depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with the Depositary (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through the Depositary if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as the Depositary, or its nominee, is the registered owner or holder of the Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with the Depositary’s procedures and those provided for under the Indenture.

Payments of the principal of and premium, if any, and interest on the Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes. Neither we nor the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Depositary has advised us that its present practice is, upon receipt of any payment of principal of and premium, if any, and interest on the Global Notes, to credit participants’ accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in the Depositary will be effected in the ordinary way through the Depositary’s same-day funds settlement system in accordance with the Depositary’s rules and will be settled in same-day funds.

The Depositary has advised us as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, or indirect participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters or the Trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg, and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (collectively, the “U.S. Depositaries,” and each a “U.S. Depositary”).

Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are financial institutions including investment banks, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a Global Note through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in a Global Note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between direct participants in the Depositary, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to the Depositary. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a Global Note from a direct participant in the Depositary will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of the Depositary. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a Global Note by or through a Euroclear Participant or Clearstream Participant to a direct participant in the Depositary will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the Depositary’s settlement date.

The information in this section concerning the Depositary, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Euroclear Participants and Clearstream Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters or the Trustee will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective Participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes.

This discussion is limited to holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This section addresses only U.S. federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	dealers in securities or currencies,
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,
•	banks,
•	life insurance companies,
•	tax exempt organizations,
•	persons that hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction,
•	persons who are required to recognize income with respect to the notes no later than when such income is taken into account in an applicable financial statement,
•	persons that actually or constructively own 10% or more of the total combined voting power of all our classes of stock that are entitled to vote,
•	a controlled foreign corporation that is related to us through stock ownership,
•	persons that purchase or sell the notes as part of a wash sale for tax purposes and
•	U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If a partnership (including any entity taxed as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally would depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in the notes, you should consult your own tax advisors regarding the tax consequences of acquiring, owning and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this summary does not address any tax consequences arising out of the laws of any state, local or foreign jurisdiction.

Please consult your own tax advisors concerning the consequences of the acquisition, ownership and disposition of the notes, in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

Tax Consequences to U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,
•	a domestic corporation,
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Tax Consequences to Non-U.S. Holders” below.

Characterization of the Notes

Treasury regulations provide special rules for the treatment of debt instruments that provide for contingent payments. Under these regulations, a contingency is disregarded if the contingency is remote or incidental. In addition, these special rules do not apply where a debt instrument provides for alternative payment schedules applicable upon the occurrence of one or more contingencies, including an unconditional option held by the issuer or holder, and the timing and amounts of payments that compromise each payment schedule are known as of the issue date, in which case the option will be deemed to be exercised in a manner that maximizes (in the case of an option held by the holder) or minimizes (in the case of an option held by the issuer) the yield on the debt instrument. We intend to take the position that the contingencies on the notes, which include our option to redeem the notes (see “Description of the Notes—Optional Redemption”) and the holders’ option to require us to redeem the notes prior to their maturity (see “Description of the Notes—Special Mandatory Redemption”) should not cause the contingent payment debt instrument rules of the Treasury regulations to apply. This position is not binding on the Internal Revenue Service (“IRS”). A successful challenge of this position by the IRS could adversely affect the timing and amount of income inclusions with respect to the notes, and could cause any gain recognized on a sale or other taxable disposition of the notes to be treated as ordinary income rather than capital gain. The discussion below assumes that our position in this regard will be respected for tax purposes.

Discharge

Under the indenture, we may discharge, at any time, our obligations in respect of the notes under certain circumstances (see “Description of Senior Debt Securities—Discharge” in the accompanying prospectus). As described further in the accompanying prospectus under “Description of Senior Debt Securities—Discharge”, such a discharge could result in a taxable exchange for U.S. federal income tax purposes of the notes that have been discharged and you may recognize gain or loss on such notes and may be required to include in income any income, gain or loss attributable thereto even though no cash was actually received. After the discharge you would likely be treated as if you held an undivided interest in the cash and the property held in trust and may be subject to tax liability with respect thereto. You should review the accompanying prospectus and you should consult your own tax advisors regarding the potential U.S. federal income tax consequences to you in the event of a discharge.

Payments of Interest

Stated interest on the notes generally will be taxable to you as ordinary income at the time that it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Disposition of the Notes

Upon the sale, exchange or other disposition of a note, you would recognize gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other disposition (excluding accrued but unpaid stated interest, which generally would be taxable as interest to the extent not previously included in income) and your adjusted tax basis in the note. Your adjusted tax basis in the note would be the amount you paid for the note.

Gain or loss that you recognize upon the sale, exchange or other disposition of a note would be capital gain or loss, and would be long-term capital gain or loss if your holding period for the note is more than one year at the time of the sale, exchange or other disposition. Capital gain of a non-corporate U.S. Holder generally would be taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. Holder. You are a Non-U.S. Holder if you are a beneficial owner of a note that is not a U.S. Holder.

Payments of Interest

Subject to the discussion of backup withholding and FATCA withholding below, interest on the notes paid will be exempt from U.S. federal income tax, including withholding tax, if you meet one of the following requirements:

•	You provide a validly completed IRS Form W-8BEN, W-8BEN-E or other applicable form to the bank, broker or other intermediary through which you hold your notes establishing that you are a Non-U.S. Holder.
•	You hold your notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. person. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.
•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence, and you properly claim this exemption on an IRS Form W-8BEN, W-8BEN-E or other applicable form.
•	The interest income on the notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete an IRS Form W-8ECI. In addition, in this case, you will be subject to U.S. federal income tax on such interest on a net income basis in generally the same manner as if you were a U.S. Holder and, if you are a corporate holder, you may be subject to a branch profits tax equal to 30% on your effectively connected earnings and profits, in each case except as otherwise provided by an applicable income tax treaty.

Sale, Exchange or other Disposition of the Notes

Subject to the discussions of backup withholding and FATCA withholding below, you generally would not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of your notes, unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain); in which case such gain would be subject to U.S. federal income tax on a net income basis generally in the same manner as if you were a U.S. Holder (and a foreign corporation may also be subject to an additional 30% branch profits tax, or lower applicable treaty rate); or
•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist; in which case the gain would be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable treaty), which may be offset by U.S.-source capital losses; provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If you are a corporate Non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

To the extent that any portion of the amount received on a sale, exchange or other disposition of your notes is attributable to unpaid interest on such notes, this amount will generally will be taxed in the same manner as described above under “—Payments of Interest.”

Information Reporting and Backup Withholding

In general, if you are a non-corporate U.S. Holder, we and other payors may be required to report to the IRS (1) payments of principal of and premium (if any) and interest on your notes and (2) payments from proceeds of the sale of your notes before maturity. Additionally, unless you are an exempt recipient, backup withholding would apply to any such payments if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments) you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a Non-U.S. Holder, you would not be subject to backup withholding and information reporting on payments of principal of and premium (if any) and interest on your notes made by us and other payors; provided that the certification requirements described above under “Tax Consequences to Non-U.S. Holders—Payments of Interest” or “Tax Consequences to Non-U.S. Holders—Sale Exchange or other Disposition of the Notes” are satisfied or you otherwise establish an exemption. However, we and other payors would be required to report payments of interest on your notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payments of the proceeds from the sale of your notes effected at a United States office of a broker would not be subject to backup withholding and information reporting if (i) the payor or the broker does not have actual knowledge or reason to know that you are a U.S. person and (ii) you have furnished to the broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-U.S. person. Payments to a Non-U.S. Holder of the proceeds from the sale of your notes effected at a foreign office of a broker would generally not be subject to information reporting or backup withholding. However, payments of proceeds received on such sales could be subject to information reporting and backup withholding in the same manner as a sale within the United States if: (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to an address in the United States or (iii) the sale has certain other specified connections with the United States.

Withholding on Payments to Foreign Financial Entities and Other Foreign Entities

A 30% withholding tax may be imposed on certain payments to a holder or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on the holder’s behalf if such holder or such persons fail to comply with certain information reporting requirements (“FATCA withholding”). Such payments include U.S.-source interest on debt securities that are issued or deemed issued after June 30, 2014, including the notes. Amounts that a holder receives on the notes could be affected by this withholding if such holder is subject to the information reporting requirements and fails to comply with them or if such holder holds the notes through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if such holder would not otherwise have been subject to withholding). Holders should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the notes set forth opposite its respective name in the following table.

Underwriter	Principal Amount of February 2021 Floating Rate Notes	Principal Amount of August 2021 Floating Rate Notes	Principal Amount of 2022 Floating Rate Notes	Principal Amount of 2021 Notes	Principal Amount of 2022 Notes	Principal Amount of 2024 Notes	Principal Amount of 2026 Notes	Principal Amount of 2029 Notes	Principal Amount of 2039 Notes	Principal Amount of 2049 Notes
BofA Securities, Inc.	$100,000,000	$100,000,000	$300,000,000	$300,000,000	$400,000,000	$600,000,000	$200,000,000	$300,000,000	$150,000,000	$150,000,000
Citigroup Global Markets Inc.	$100,000,000	$100,000,000	$300,000,000	$300,000,000	$400,000,000	$600,000,000	$200,000,000	$300,000,000	$150,000,000	$150,000,000
J.P. Morgan Securities LLC	$50,000,000	$50,000,000	$150,000,000	$150,000,000	$200,000,000	$300,000,000	$100,000,000	$150,000,000	$75,000,000	$75,000,000
Wells Fargo Securities, LLC	$50,000,000	$50,000,000	$150,000,000	$150,000,000	$200,000,000	$300,000,000	$100,000,000	$150,000,000	$75,000,000	$75,000,000
Barclays Capital Inc.	$30,000,000	$30,000,000	$90,000,000	$90,000,000	$120,000,000	$180,000,000	$60,000,000	$90,000,000	$45,000,000	$45,000,000
HSBC Securities (USA) Inc.	$30,000,000	$30,000,000	$90,000,000	$90,000,000	$120,000,000	$180,000,000	$60,000,000	$90,000,000	$45,000,000	$45,000,000
MUFG Securities Americas Inc.	$20,000,000	$20,000,000	$60,000,000	$60,000,000	$80,000,000	$120,000,000	$40,000,000	$60,000,000	$30,000,000	$30,000,000
RBC Capital Markets, LLC	$20,000,000	$20,000,000	$60,000,000	$60,000,000	$80,000,000	$120,000,000	$40,000,000	$60,000,000	$30,000,000	$30,000,000
SG Americas Securities, LLC	$20,000,000	$20,000,000	$60,000,000	$60,000,000	$80,000,000	$120,000,000	$40,000,000	$60,000,000	$30,000,000	$30,000,000
SMBC Nikko Securities America, Inc.	$20,000,000	$20,000,000	$60,000,000	$60,000,000	$80,000,000	$120,000,000	$40,000,000	$60,000,000	$30,000,000	$30,000,000
BBVA Securities Inc.	$7,500,000	$7,500,000	$22,500,000	$22,500,000	$30,000,000	$45,000,000	$15,000,000	$22,500,000	$11,250,000	$11,250,000
CIBC World Markets Corp.	$7,500,000	$7,500,000	$22,500,000	$22,500,000	$30,000,000	$45,000,000	$15,000,000	$22,500,000	$11,250,000	$11,250,000
Mizuho Securities USA LLC	$7,500,000	$7,500,000	$22,500,000	$22,500,000	$30,000,000	$45,000,000	$15,000,000	$22,500,000	$11,250,000	$11,250,000
PNC Capital Markets LLC	$7,500,000	$7,500,000	$22,500,000	$22,500,000	$30,000,000	$45,000,000	$15,000,000	$22,500,000	$11,250,000	$11,250,000
Scotia Capital (USA) Inc.	$7,500,000	$7,500,000	$22,500,000	$22,500,000	$30,000,000	$45,000,000	$15,000,000	$22,500,000	$11,250,000	$11,250,000
Standard Chartered Bank	$7,500,000	$7,500,000	$22,500,000	$22,500,000	$30,000,000	$45,000,000	$15,000,000	$22,500,000	$11,250,000	$11,250,000
U.S. Bancorp Investments, Inc.	$7,500,000	$7,500,000	$22,500,000	$22,500,000	$30,000,000	$45,000,000	$15,000,000	$22,500,000	$11,250,000	$11,250,000
Academy Securities, Inc.	$2,500,000	$2,500,000	$7,500,000	$7,500,000	$10,000,000	$15,000,000	$5,000,000	$7,500,000	$3,750,000	$3,750,000
Loop Capital Markets LLC	$2,500,000	$2,500,000	$7,500,000	$7,500,000	$10,000,000	$15,000,000	$5,000,000	$7,500,000	$3,750,000	$3,750,000
The Williams Capital Group, L.P.	$2,500,000	$2,500,000	$7,500,000	$7,500,000	$10,000,000	$15,000,000	$5,000,000	$7,500,000	$3,750,000	$3,750,000
Total	$500,000,000	$500,000,000	$1,500,000,000	$1,500,000,000	$2,000,000,000	$3,000,000,000	$1,000,000,000	$1,500,000,000	$750,000,000	$750,000,000

The underwriters are committed, subject to certain conditions, to take and, if any are taken, pay for all of the notes being offered. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to the applicable percentage of the principal amount of such notes set forth below:

Series of Notes	%
February 2021 floating rate notes	0.135%
August 2021 floating rate notes	0.135%
2022 floating rate notes	0.150%
2021 notes	0.135%
2022 notes	0.150%
2024 notes	0.200%
2026 notes	0.250%
2029 notes	0.300%
2039 notes	0.450%
2049 notes	0.450%

Any such securities dealers may resell notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to the applicable percentage of the principal amount of such notes set forth below:

Series of Notes	%
February 2021 floating rate notes	0.090%
August 2021 floating rate notes	0.090%
2022 floating rate notes	0.100%
2021 notes	0.090%
2022 notes	0.100%
2024 notes	0.125%
2026 notes	0.150%
2029 notes	0.150%
2039 notes	0.300%
2049 notes	0.300%

If all the notes are not sold at the initial offering price, the underwriters may change the offering price to the public and the other selling terms of the notes.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering:

	Per February 2021 Floating Rate Note	Per August 2021 Floating Rate Note	Per 2022 Floating Rate Note	Per 2021 Note	Per 2022 Note	Per 2024 Note	Per 2026 Note	Per 2029 Note	Per 2039 Note	Per 2049 Note	Total
Underwriting Discounts	0.225%	0.225%	0.250%	0.225%	0.250%	0.350%	0.400%	0.450%	0.750%	0.750%	$46,875,000

The notes are a series of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to whether a trading market for the notes will develop or as to the liquidity of any trading market for the notes that may develop.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriting syndicate has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding the underwriting discounts, will be approximately $2 million.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. The underwriters are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment bank, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. For example, BofA Securities, Inc. and Citigroup Global Markets Inc. acted as our financial advisors in connection with the merger. In addition, BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC or their respective affiliates (i) committed to provide a 364-day senior unsecured bridge loan in connection with the merger, (ii) acted as lead arrangers, bookrunners and lenders with respect to our term loan agreement to, among other things, finance a portion of the merger and (iii) acted as lead arrangers, bookrunners and lenders with respect to our amended and restated credit agreement. In addition, an affiliate of Citigroup Global Markets Inc. is the administrative agent and an affiliate of J.P. Morgan Securities LLC is a documentation agent under our term loan agreement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain of those underwriters or their are affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Selling Restrictions

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

Each underwriter has represented and agreed that:

a.	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not apply to us; and
b.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

People’s Republic of China

This prospectus supplement and the accompanying prospectus may not be circulated or distributed in the People’s Republic of China (“PRC”) and the notes may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and no underwriter may offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(IA), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(IA), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the notes being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement, the accompanying prospectus and any other materials relating to the notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations.

LEGAL MATTERS

Cravath, Swaine & Moore LLP will pass upon the validity of the notes offered hereby. The validity of the notes will be passed upon for the underwriters by Weil, Gotshal & Manges LLP.

EXPERTS

The consolidated financial statements of Occidental Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2018 consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018.

Certain information with respect to the oil and gas reserves associated with Occidental’s oil and gas properties is confirmed in the process review letter of Ryder Scott Company, L.P., independent petroleum engineering consultants, and has been incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such process review letter and in giving such process review letter.

Certain information with respect to the oil and gas reserves associated with Anadarko’s oil and gas properties is confirmed in the procedures and methods review letter of Miller and Lents, Ltd., an independent petroleum consulting firm, and has been incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such procedures and methods review letter and in giving such procedures and methods review letter.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 001-09210. The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is at www.sec.gov. These reports, proxy statements and other information can also be read through the Investor Relations section of our website at www.oxy.com. Information on our website does not constitute part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the notes.

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any such information filed with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information. This prospectus supplement incorporates by reference the documents listed below that Occidental and Anadarko have previously filed with the SEC. They contain important information about the companies and their financial condition.

Occidental SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2018;
•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019; and
•	Current reports on Form 8-K filed on April 24, 2019, May 3, 2019, May 6, 2019 (Film No.: 19798226), May 10, 2019 (Film Nos.: 19813015 and 19815863), July 15, 2019, August 1, 2019 and August 5, 2019.

Anadarko SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2018;
•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019; and
•	Current reports on Form 8-K filed on February 19, 2019, April 12, 2019, April 17, 2019, May 10, 2019 and May 15, 2019.

We also incorporate by reference all documents we may subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and any report on Form 10-K or 10-Q that Anadarko may subsequently file with the SEC, in each case, from the date of this prospectus supplement until the termination of the offering. Information furnished under Items 2.02 or 7.01 (and corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise expressly specified in such report, is not incorporated by reference in this prospectus supplement.

We will provide, without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement. Requests should be directed to:

Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Attn: Corporate Secretary
Telephone: (713) 215-7000

Prospectus

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Depositary Shares
Stock Purchase Contracts
Stock Purchase Units
Units

Occidental Petroleum Corporation may offer from time to time an indeterminate number of our senior debt securities, subordinated debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts, stock purchase units, and units. We refer to our senior debt securities, subordinated debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts, stock purchase units and units collectively as the “securities” in this prospectus. The securities we may offer may be convertible into or exercisable or exchangeable for other securities. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Occidental Petroleum Corporation common stock is traded on the New York Stock Exchange under the trading symbol “OXY.”

Investing in these securities involves risk. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2019.

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ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “Occidental,” the “Company,” “we,” “us,” and “our” refer to Occidental Petroleum Corporation and its subsidiaries. In the “Description of Senior Debt Securities,” “Description of Subordinated Debt Securities,” “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Depositary Shares,” “Description of Stock Purchase Contracts and Stock Purchase Units” and “Description of Units” sections of this prospectus, however, references to “Occidental,” the “Company,” “we,” “us” and “our” refer only to Occidental Petroleum Corporation and not to any of its subsidiaries.

This prospectus is part of a registration statement that we have filed with the SEC, using an “automatic shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings in amounts to be determined at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer or sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the accompanying prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Occidental and Anadarko Petroleum Corporation (“Anadarko”) file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information at the SEC’s internet website that contains reports, proxy statements and other information regarding issuers, including Occidental and Anadarko, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this prospectus.

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we or Anadarko file with the SEC prior to the date of this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents that we or Anadarko have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in a subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus. These documents contain important information about us, Anadarko and our respective businesses.

We are incorporating by reference into this prospectus the following documents filed with the SEC, excluding any document or portion thereof deemed to be “furnished” but not “filed” for purposes of the Exchange Act:

Occidental SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2018;
•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019;
•	Current reports on Form 8-K filed on April 24, 2019, May 3, 2019, May 6, 2019 (Film No.: 19798226), May 10, 2019 (Film No.: 19813015), May 10, 2019 (Film No.: 19815863) and July 15, 2019; and
•	The description of Occidental common stock contained in the registration statement on Form 8-B, dated June 26, 1986 (as amended by Form 8, dated December 22, 1986, Form 8, dated February 3, 1988, Form 8-B/A, dated July 12, 1993, Form 8-B/A, dated March 21, 1994, and Form 8-B/A, dated November 2, 1995, and including any amendment or report filed with the SEC for the purpose of updating this description).

Anadarko SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2018;
•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019; and
•	Current reports on Form 8-K filed on February 19, 2019, April 12, 2019, April 17, 2019, May 10, 2019 and May 15, 2019.

We also incorporate by reference all documents we may subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any report on Form 10-K or 10-Q that Anadarko may subsequently file with the SEC, in each case, from the date of this prospectus until the termination of each offering under this prospectus.

Information furnished under Item 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K (including the current reports on Form 8-K listed above) that we file or that Anadarko files with the SEC, unless otherwise expressly specified in such report, is not incorporated by reference in this prospectus.

You can obtain any of the documents listed above from the SEC’s website at the address indicated above, or from Occidental by requesting them in writing or by telephone as follows:

Occidental Petroleum Corporation
Attention: Corporate Secretary
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Telephone: (713) 215-7000

These documents are available from Occidental without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. You can also find information about Occidental at our internet website at www.oxy.com. Information contained on this website does not constitute part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement or any pricing supplement as having been authorized by us. We have not authorized any person, including any salesperson or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement or pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference herein or therein is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions.

This document contains certain forward-looking statements with respect to the financial condition, results of operations and business, plans, objectives and strategies of Occidental. These statements may be made directly in this prospectus or may be incorporated by reference to other documents or in any accompanying prospectus supplement. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to:

•	changing crude oil, natural gas and natural gas liquids (“NGLs”) prices;
•	changing marketing and chemicals margins;
•	actions of competitors or regulators;
•	advances in the competitiveness of alternate-energy sources or product substitutes;
•	the timing of exploration expenses and crude oil liftings;
•	our ability to successfully complete, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions;
•	risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs, and adverse tax consequences;
•	uncertainties and liabilities associated with acquired and divested properties and businesses;
•	technological developments;
•	the results of operations and financial condition of our suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas;
•	the inability or failure of our joint-venture partners to fund their share of operations and development activities;
•	the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects;
•	potential delays in the development, construction or start-up of planned projects;
•	the potential disruption or interruption of our operations due to natural or human causes beyond such company’s control, including crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries;
•	changing economic, regulatory and political environments in the various countries in which we operate;
•	the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation;
•	significant operational, investment or product changes required by existing or future environmental statutes and regulations;
•	the potential liability resulting from pending or future litigation;

•	government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on the scope of company operations;
•	foreign currency movements compared with the U.S. dollar; and
•	other risk factors as detailed from time to time in our and Anadarko’s reports filed with the SEC, including Occidental’s and Anadarko’s respective Annual Reports on Form 10-K for the year ended December 31, 2018, which are incorporated herein by reference, as well as any subsequent periodic or current reports filed with the SEC, including the risks and uncertainties set forth in, or incorporated by reference into, this prospectus in the section entitled “Risk Factors” beginning on page 7. See “Where You Can Find More Information” beginning on page 2.

These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this document could cause our plans, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this document are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of a document incorporated by reference, as of the date of that document. We do not assume any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

ABOUT OCCIDENTAL

Our principal businesses consist of three segments. The oil and gas segment explores for, develops and produces oil and condensate, NGLs and natural gas. The chemical segment mainly manufactures and markets basic chemicals and vinyls. The midstream and marketing segment purchases, markets, gathers, processes, transports and stores oil, condensate, NGLs, natural gas, carbon dioxide and power. It also trades around its assets, including transportation and storage capacity. Additionally, the midstream and marketing segment invests in entities that conduct similar activities.

On May 9, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), among us, Anadarko and a wholly owned subsidiary of Occidental, pursuant to which, among other things and subject to the satisfaction or waiver of certain conditions, Anadarko will merge with and into our wholly owned subsidiary and survive the merger as a wholly owned subsidiary of Occidental. The transaction is expected to close shortly after Anadarko's special meeting of its stockholders on August 8, 2019 and is subject to the customary closing conditions, including approval from Anadarko’s shareholders.

Our principal executive offices are located at 5 Greenway Plaza, Suite 110, Houston, Texas 77046; our telephone number is (713) 215-7000.

RISK FACTORS

Investing in our securities involves risks. Before you invest in our securities you should carefully consider the risk factors relating to an investment in our securities described in this prospectus, any applicable prospectus supplement and the Annual Reports of Occidental and Anadarko on Form 10-K for the year ended December 31, 2018 and in any subsequent periodic or current reports filed with the SEC under the Exchange Act that include “Risk Factors” or that discuss risks to Occidental or Anadarko and that are incorporated herein by reference.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of any securities offered under this prospectus for general corporate purposes, including, among other possible uses, repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities.

DESCRIPTION OF SENIOR DEBT SECURITIES

General

We may issue one or more series of senior debt securities pursuant to this prospectus. We will issue the senior debt securities under an indenture (the “Senior Indenture”) to be entered into in the future between us and The Bank of New York Mellon Trust Company, N.A., as trustee (“Senior Indenture Trustee”). A copy of the form of Senior Indenture is included as an exhibit to the registration statement of which this prospectus is a part.

Below is a description of certain general terms of the senior debt securities. The description is not complete and is subject to and qualified in its entirety by reference to the Senior Indenture. The particular terms of a series of senior debt securities will be described in a prospectus supplement and, if applicable, a pricing supplement. Capitalized terms used but not defined in this summary have the meanings specified in the Senior Indenture.

The senior debt securities will rank equally with all of our unsecured and unsubordinated debt. The Senior Indenture is subject to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Senior Indenture does not limit the amount of senior debt securities which we may issue, nor does it limit us or our subsidiaries from issuing any other unsecured debt. Such other unsecured debt may have different terms than the senior debt securities. Our previously issued and outstanding senior debt does have different terms than the senior debt securities (including different restrictive covenants and event of default provisions). The terms of the senior debt securities issued under this prospectus will only be as described in the Senior Indenture, this prospectus and any prospectus supplement.

Each prospectus supplement, together with a pricing supplement, if applicable, will describe the terms relating to a series of senior debt securities, which may include:

•	the title;
•	any limit on the amount that may be issued (unless expressly provided in the applicable prospectus supplement or pricing supplement, a series of our senior debt securities may be re-opened from time to time for the issuance of additional senior debt securities of that series subject to any terms and conditions set forth in or established pursuant to the Senior Indenture);
•	the price at which that series of senior debt securities will be issued, which may be at a discount;
•	whether or not that series of senior debt securities will be issued in global form and, if applicable, who the depositary will be;
•	the maturity date(s) or the method of determining the maturity date(s);
•	the person to whom any interest will be payable on any senior debt security, if other than the person in whose name that security is registered at the close of business on the regular record date;
•	the interest rate(s), if any (which may be fixed or variable), or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s);
•	the place(s) where payments shall be payable, senior debt securities may be surrendered for registration of transfer, securities may be surrendered for exchange, and notices and demands to or upon us may be served;
•	the period(s) within which, and the price(s) at which, that series of senior debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and other related terms and conditions;
•	any mandatory or optional sinking fund provisions or any provisions for remarketing that series of senior debt securities and other related terms and provisions;
•	the denominations in which that series of senior debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;
•	the currency or currencies, including composite currencies or currency units, in which that series of senior debt securities may be denominated or in which payment of the principal of and interest, if any, on that series of senior debt securities shall be payable, if other than the currency of the United States of America, and, if so, whether that series of senior debt securities may be satisfied and discharged other than as provided in Article Four of the Senior Indenture;

•	if the amounts of payments of principal of and interest on, if any, that series of senior debt securities are to be determined by reference to an index, formula or other method, or based on a coin or currency other than that in which that series of senior debt securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any, with respect thereto;
•	if other than the principal amount thereof, the portion of the principal amount of that series of senior debt securities that will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;
•	whether we will pay additional amounts on any of the senior debt securities and coupons, if any, of the series to any non-United States holder in respect of any tax, assessment or governmental charge withheld or deducted, and under what circumstances and with what procedures we will pay such additional amounts;
•	if other than as defined in the Senior Indenture, the meaning of “Business Day” when used with respect to that series of senior debt securities;
•	if that series of senior debt securities may be issued or delivered (whether upon original issuance or upon exchange of a temporary security of such series or otherwise), or any installment of principal or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Senior Indenture, the forms and terms of those certificates, documents or conditions;
•	any addition to, or modification or deletion of, any event of default, covenant or other term or provision specified in the Senior Indenture with respect to that series of senior debt securities; and
•	any other terms, which other terms may (subject, in the case of an existing outstanding series of senior debt securities, to the provisions of the Senior Indenture described below under “—Modification of Senior Indenture; Waiver”) amend, supplement or replace any of the terms of the Senior Indenture insofar as it concerns the senior debt securities of that series.

Each prospectus supplement or pricing supplement, as applicable, may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the senior debt securities that the prospectus supplement or pricing supplement covers, as applicable.

Limitation on Liens

The Senior Indenture will provide that we will not, nor will we permit any Consolidated Subsidiary (as defined below) to, incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt (as defined below), unless the senior debt securities are secured equally and ratably with (or prior to) such Secured Debt. This covenant will not apply to:

(1)	Liens (as defined below) existing on the date of the Senior Indenture;
(2)	Liens existing on property of, or on any shares of Capital Stock or Indebtedness (each as defined below) of, any Business Entity (as defined below) at the time such Business Entity becomes a Consolidated Subsidiary or at the time such Business Entity is merged into or consolidated with us or any Consolidated Subsidiary or at the time of sale, lease or other disposition of the properties of such Business Entity (or a division of such Business Entity) to us or a Consolidated Subsidiary as an entirety or substantially as an entirety;
(3)	Liens in favor of us or a Consolidated Subsidiary;
(4)	Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;
(5)	Liens existing on property, shares of Capital Stock or Indebtedness at the time of acquisition thereof (including acquisition through merger or consolidation) or Liens to (i) secure the payment of all or any part of the purchase price of such property, shares or Indebtedness or the cost of construction, installation, expansion, renovation, improvement or development on or of such property or (ii) secure any Indebtedness incurred prior to, at the time of, or within two years after the latest of the acquisition, the completion of such construction, installation, expansion, renovation, improvement or development or the commencement of full operation of such property or within two years after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price or cost thereof;

(6)	Liens on any specific oil or gas property to secure Indebtedness incurred by us or any Consolidated Subsidiary to provide funds for all or any portion of the cost of exploration, production, gathering, processing, marketing, drilling or development of such property;
(7)	Liens on any Principal Domestic Property (as defined below) securing Indebtedness incurred under industrial development, pollution control or other revenue bonds issued or guaranteed by the United States of America or any State thereof or any department, agency, instrumentality or political subdivision thereof;
(8)	Liens on any Principal Domestic Property securing Indebtedness arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead;
(9)	extensions, renewals or refundings of any Liens referred to in the foregoing clauses (1) through (8), subject to certain limitations; and
(10)	Liens on property or shares of Capital Stock of any WES Entity (as defined below).

Notwithstanding the foregoing, we and one or more Consolidated Subsidiaries may incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt that would otherwise be subject to the foregoing restrictions if, after giving effect thereto, the aggregate amount of all Secured Debt would not exceed 15% of Consolidated Net Tangible Assets (as defined below).

Consolidation, Merger or Sale

The Senior Indenture will not permit us to consolidate with, merge into or convey, transfer or lease our properties and assets substantially as an entirety to any Business Entity unless the following conditions are met:

•	the Business Entity formed by such consolidation or into which we are merged or the Business Entity that acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety shall be a Business Entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, all of our obligations under the Senior Indenture and the senior debt securities; and
•	immediately after giving effect to such transaction, no event of default, or event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing.

If the conditions described above are satisfied with respect to the senior debt securities, we will not need to obtain the approval of the holders in order to engage in such a consolidation, merger, conveyance, transfer or lease. Also, these conditions will apply only if we wish to consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of Occidental but in which we do not consolidate with or merge into another entity and any transaction in which we convey, transfer or lease less than substantially all our assets.

Reports

The Senior Indenture will provide that we will file with the Senior Indenture Trustee, within 15 days after we have filed the same with the United States Securities and Exchange Commission (the “Commission”), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; provided that we will be deemed to have filed copies of any such annual reports, documents or other reports with the Senior Indenture Trustee to the extent that such annual reports, documents or other reports are filed with the Commission via EDGAR (or any successor electronic delivery procedure).

Events of Default and Remedies Under the Senior Indenture

The following will be events of default under the Senior Indenture with respect to each series of senior debt securities:

•	failure to pay any installment of interest upon any senior debt securities of such series when it becomes due and payable, and continuance of such failure to pay for a period of 30 days;
•	failure to pay the principal of any senior debt securities of such series when due;
•	failure to perform or breach of any other covenant or warranty contained in the senior debt securities or the Senior Indenture (other than a covenant or warranty specifically benefiting only another series of senior debt securities), and the continuance of such failure or breach for a period of 90 days after we receive notice of such failure or breach from the Senior Indenture Trustee or holders of at least 25% in principal amount of the outstanding senior debt securities of that series;
•	certain events of bankruptcy, insolvency or reorganization relating to us; and
•	any other event of default specified in the prospectus supplement or pricing supplement, if any, relating to that series of senior debt securities.

If an event of default with respect to senior debt securities of any series occurs and is continuing, the Senior Indenture Trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series, by notice in writing to us (and to the Senior Indenture Trustee if notice is given by such holders), may declare the principal of (or if such senior debt securities are Original Issue Discount Securities, the portion of the principal amount specified in the applicable prospectus supplement or pricing supplement, if any), and accrued interest, if any, on the senior debt securities of such series to be due and payable immediately. At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, holders of a majority in principal amount of the outstanding senior debt securities of that series, by written notice to us and the Senior Indenture Trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the Senior Indenture Trustee a sum sufficient to pay all overdue installments of interest on the senior debt securities of that series, the principal of any senior debt securities of that series which has become due otherwise than by such declaration of acceleration and interest thereon, to the extent payment of such interest is lawful, interest on overdue installments of interest, all sums paid or advanced by the Senior Indenture Trustee, the reasonable compensation, expenses, disbursements and advances of the Senior Indenture Trustee, its agents and counsel and any other amount due to the Senior Indenture Trustee under the Senior Indenture, and
•	all events of default with respect to outstanding senior debt securities of that series, other than the non-payment of the principal of and interest on such senior debt securities which became due solely by such declaration of acceleration, have been cured or waived in accordance with the terms of the Senior Indenture.

The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive any past default with respect to that series and its consequences, except defaults regarding:

•	payment of principal or interest; or
•	covenants that cannot be modified or amended without the consent of each holder of an outstanding senior debt security affected thereby (as described under “—Modification of Senior Indenture; Waiver” below).

Any waiver shall cure such default and the corresponding event of default.

Subject to the terms of the Senior Indenture, the Senior Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders of the applicable series of senior debt securities, unless the holders have offered the Senior Indenture Trustee reasonable security or indemnity against costs, expenses and liabilities to be incurred in compliance with such request. The holders of a majority in principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Indenture Trustee, or exercising any trust or power conferred on the Senior Indenture Trustee, with respect to the senior debt securities of that series; provided that:

•	the direction given to the Senior Indenture Trustee is not in conflict with any law or the Senior Indenture;

•	the Senior Indenture Trustee may take any other action deemed proper by it which is not inconsistent with that direction; and
•	the Senior Indenture Trustee has not determined that the action would be unjustly prejudicial to the holders not involved in the proceeding.

A holder of the senior debt securities of any series will have the right to institute a proceeding under the Senior Indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the Senior Indenture Trustee of a continuing event of default with respect to that series;
•	the holders of at least 25% in principal amount of the outstanding senior debt securities of that series have made written request, and have offered reasonable indemnity, to the Senior Indenture Trustee to institute the proceedings as trustee; and
•	the Senior Indenture Trustee does not institute the proceeding, and does not receive from the holders of a majority in principal amount of the outstanding senior debt securities of that series other conflicting directions, within 60 days after the notice, request and offer of indemnity.

The Senior Indenture provides that no holder or group of holders of senior debt securities will have any right to affect, disturb or prejudice the rights of other holders, obtain or seek priority or preference over another holder or enforce its rights under the Senior Indenture except as provided in the Senior Indenture for the equal and ratable benefit of all holders.

These limitations on instituting proceedings do not apply to a suit instituted by a holder of senior debt securities to enforce the payment of the principal of or interest on the senior debt securities.

We will periodically deliver statements to the Senior Indenture Trustee regarding the existence or absence of defaults under the Senior Indenture.

Modification of Senior Indenture; Waiver

We and the Senior Indenture Trustee may amend or supplement the Senior Indenture without the consent of any holders to, among other things:

•	evidence the succession of another Business Entity to us and the assumption by such successor of our covenants, agreements and obligations in the Senior Indenture and the senior debt securities;
•	add to our covenants, agreements and obligations for the benefit of the holders of all senior debt securities or any series thereof, or to surrender any right or power the Senior Indenture confers upon us;
•	establish the form and terms of the senior debt securities of any series and (unless prohibited by the terms of the senior debt securities of any series pursuant to the Senior Indenture) to provide for the re-opening of a series of senior debt securities and for the issuance of additional senior debt securities of such series;
•	evidence and provide for the acceptance of appointment under the Senior Indenture of a successor Senior Indenture Trustee with respect to the senior debt securities of one or more series;
•	cure any ambiguity or correct or supplement any provision in the Senior Indenture that may be inconsistent with any other provision in the Senior Indenture or make other provisions with respect to matters or questions arising under the Senior Indenture;
•	add, change or eliminate any provisions of the Senior Indenture (which addition, change or elimination may apply to one or more series of senior debt securities), provided, that the addition, change or elimination neither (a) applies to any senior debt securities of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of the provision nor (b) modifies the rights of holders of those senior debt securities with respect to those modified provisions;
•	add to or change or eliminate any provision of the Senior Indenture as shall be necessary to comply with any amendments to the Trust Indenture Act or to otherwise maintain qualification of the Senior Indenture under the Trust Indenture Act or to comply with the rules of any applicable depositary;

•	to conform the text of the Senior Indenture or the senior debt securities to any provision of the section “Description of Notes” (or equivalent title) in the offering memorandum or prospectus relating to the initial offering of such senior debt securities;
•	secure the senior debt securities; or
•	change anything else that does not adversely affect the interests of any holder of senior debt securities in any material respect.

In addition, under the Senior Indenture, the rights of holders of any series of senior debt securities may be changed by us and the Senior Indenture Trustee with the written consent of (i) the holders of not less than a majority in principal amount of all outstanding debt securities issued under the Senior Indenture voting as a single class or (ii) if fewer than all of the series of outstanding debt securities issued under the Senior Indenture are affected by such addition, change, elimination or modification, the holders of not less than a majority in principal amount of the outstanding securities of all series so affected by such supplemental indenture voting as a single class (including, for the avoidance of doubt, consents obtained in connection with a purchase of, or tender offer or exchange for, such debt securities), to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Senior Indenture with respect to such applicable series of debt securities or modify in any manner the rights of the holders of such applicable series of debt securities under the Senior Indenture.

However, no change may be made without the consent of each holder of an outstanding senior debt security affected thereby if such change would, among other things:

•	change the stated maturity of principal of, or any installment of principal or interest on, any such senior debt security;
•	reduce the principal amount of, or the rate of interest on, or any premium payable on, any such senior debt security;
•	change the place where, or currency in which, any principal of or interest on any such senior debt security is payable;
•	impair the right of the holders to institute suit for the enforcement of any payment of any such senior debt security on or after the stated maturity thereof (or, in the case of redemption, on or after the Redemption Date or, in the case of any senior debt security that is subject to repurchase or redemption by us at the option of the holders, on or after the date fixed for such repurchase or redemption);
•	reduce the percentage in principal amount of outstanding senior debt securities of any series the holders of which are required to consent to any such change, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Senior Indenture or certain defaults thereunder and their consequences with respect to the senior debt securities of such series provided for in the Senior Indenture; and
•	modify any of the foregoing requirements or the provisions regarding waivers of any covenant or past default other than to increase the percentage of holders required for consent or waiver or add consent requirements for modification or waiver of other provisions.

Certain Definitions

“Business Entity” means a corporation, association, business trust, partnership, limited liability company or other business entity.

“Capital Stock” means (a) in the case of a corporation, common stock, preferred stock and any other capital stock, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, limited liability company interests, and (d) in the case of any other Business Entity, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such Business Entity, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Consolidated Net Tangible Assets” means the total of the Net Tangible Assets of us and our Consolidated Subsidiaries included in our and our Consolidated Subsidiaries’ financial statements prepared on a consolidated basis in accordance with United States generally accepted accounting principles, after eliminating all intercompany items.

“Consolidated Subsidiary” means any subsidiary included in our and our subsidiaries’ financial statements prepared on a consolidated basis in accordance with United States generally accepted accounting principles.

“Current Liabilities” means all Indebtedness that may properly be classified as a current liability in accordance with United States generally accepted accounting principles.

“Indebtedness” means, with respect to any Person, at any time, and in each case only to the extent such obligations are presented as liabilities on the face of the balance sheet of such Person in accordance with United States generally accepted accounting principles, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (b) obligations under capital leases (the amount of such obligations being the capitalized amount of such leases, determined in accordance with United States generally accepted accounting principles as in effect on December 31, 2016), (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and bankers’ acceptances, (e) guarantees by such Person of any Indebtedness of others of the type described in the foregoing clauses (a) through (d) and (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person.

“Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance to secure Indebtedness for borrowed money, but excluding (i) any security interest which a lessor may be deemed to have under a lease and (ii) any lien which may be deemed to exist under a Production Payment or under any subordination arrangement.

“Net Tangible Assets” of any specified Person means the total of all assets properly appearing on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles, after deducting from such total, without duplication of deductions, (a) all Current Liabilities of such Person; (b) that portion of the book amount of all such assets which would be treated as intangibles under United States generally accepted accounting principles, including, without limitation, all such items as goodwill, trademarks, trade names, brands, copyrights, patents, licenses and rights with respect to the foregoing and unamortized debt discount and expense; and (c) the amount, if any, at which any Capital Stock of such Person appears on the asset side of such balance sheet.

“Original Issue Discount Security” means any senior debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Senior Indenture.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Domestic Property” means any (1) developed oil or gas producing property or (2) processing or manufacturing plant, in each case which is owned or leased by us or any Consolidated Subsidiary and (i) which is located in the continental United States and (ii) the gross book value of which on the date of determination exceeds 3% of Consolidated Net Tangible Assets; provided, however, that any such property or plant declared by our Board of Directors by Board Resolution not to be of material importance to our and our Consolidated Subsidiaries’ business, taken as a whole, will not be a Principal Domestic Property.

“Production Payment” means any economic interest in oil, gas or mineral reserves which (1) entitles the holder thereof to a specified share of future production from such reserves, free of the costs and expenses of such production, and (2) terminates when a specified quantity of such share of future production from such reserves has been delivered or a specified sum has been realized from the sale of such share of future production from such reserves.

“Redemption Date” when used with respect to any senior debt securities to be redeemed means the date fixed for such redemption by or pursuant to the Senior Indenture.

“Secured Debt” means any Indebtedness of us or any Consolidated Subsidiary for borrowed money, secured by a Lien on any Principal Domestic Property or on any shares of Capital Stock of, or on any Indebtedness of, any Consolidated Subsidiary that owns any Principal Domestic Property.

“subsidiary” means a Business Entity more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or by us and one or more of our other subsidiaries.

“Voting Stock” means, with respect to any Business Entity, any class or series of Capital Stock of such Business Entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or to appoint or to approve the appointment of, the directors, trustees or managing members of, or other persons holding similar positions with, such Business Entity.

“WES Entities” means Western Midstream Partners, LP (formerly known as Western Gas Equity Partners, LP), Western Midstream Operating, LP (formerly known as Western Gas Partners, LP) and their respective Subsidiaries and general partners.

Form, Exchange and Transfer

The senior debt securities of each series will be issued as registered securities. Unless otherwise specified in the applicable prospectus supplement or the pricing supplement, if any, senior debt securities will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the terms of the Senior Indenture and the limitations applicable to global securities described in the applicable prospectus supplement or the pricing supplement, if any, senior debt securities will be exchangeable for other senior debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the Senior Indenture and the limitations applicable to global senior debt securities set forth in the applicable prospectus supplement or pricing supplement, if any, senior debt securities issued may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the registrar or at the office of any transfer agent we designate for that purpose. Unless otherwise provided in the senior debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have appointed the Senior Indenture Trustee as registrar. Any transfer agent (in addition to the registrar) initially designated by us for any senior debt securities will be named in the applicable prospectus supplement or pricing supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the senior debt securities of each series.

If the senior debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any senior debt securities of, that series during a period beginning at the opening of business 15 days before any selection of senior debt securities for redemption and ending on the day of mailing or sending of the relevant notice of redemption; or
•	register the transfer of or exchange any senior debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any senior debt security being redeemed in part.

Global Senior Debt Securities

The senior debt securities of each series may be issued in whole or in part in global form. A senior debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement or pricing supplement, if any. A global senior debt security shall be issued in registered form and in either temporary or definitive form. A global senior debt security may not be transferred, except as a whole, among the depositary for that senior debt security and its nominees and their respective successors. If any senior debt securities of a series are issuable as global senior debt securities, the applicable prospectus supplement or pricing supplement, if any, will describe any circumstances when beneficial owners of interests in that global senior debt security may exchange their interests for definitive senior debt securities of like series and tenor and principal amount in any authorized form and denomination.

Discharge

Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, we may terminate at any time our obligations under the Senior Indenture with respect to any series of senior debt securities (other than certain limited obligations, such as the obligation to transfer and exchange senior debt securities of that series) by (1)(a) delivering all of the outstanding senior debt securities of that series to the Senior Indenture Trustee to be cancelled or (b) depositing with the Senior Indenture Trustee in trust funds or non-callable United States government or government-guaranteed obligations sufficient without reinvestment to pay all remaining principal and interest on the series of senior debt securities and (2) complying with certain other provisions of the Senior Indenture.

If we elect to discharge our obligations by depositing cash or United States government or government guaranteed obligations as described above, under present law such discharge is likely to be treated for United States federal income tax purposes as a redemption of the senior debt securities of that series prior to maturity in exchange for the property deposited in trust. In that event, each holder would generally recognize, at the time of discharge, gain or loss for United States federal income tax purposes measured by the difference between (1) the sum of (a) the amount of any cash and (b) the fair market value of any property deposited in trust deemed received by such holder (unless attributable to accrued interest) and (2) such holder’s tax basis in the senior debt securities deemed surrendered. After the discharge, each such holder would likely be treated as if it held an undivided interest in the cash (or investments made therewith) and the property held in trust (or investments made with interest received therefrom). Each such holder would generally be subject to tax liability in respect of interest income and original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of the assets held in trust. Although tax might be owed, the holder of a discharged senior debt security would not receive cash (except for current payments of interest on that senior debt security) until the maturity or earlier redemption (or, if applicable, repurchase by us at the option of the holder) of that senior debt security. United States federal income tax treatment of this nature could affect the purchase price that a holder would receive upon the sale of the senior debt securities. You are urged to consult with your tax advisor regarding the tax consequences of the discharge of our obligations.

Information Concerning the Senior Indenture Trustee

The Senior Indenture Trustee, other than during the occurrence and continuance of an event of default under the Senior Indenture, undertakes to perform only those duties as are specifically set forth in the Senior Indenture and, upon an event of default under the Senior Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Senior Indenture Trustee is under no obligation to exercise any of the rights or powers given it by the Senior Indenture at the request or direction of any holder of senior debt securities unless the Senior Indenture Trustee is offered reasonable security or indemnity by that holder against the costs, expenses and liabilities that it might incur. The Senior Indenture Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

The Bank of New York Mellon is a participating lender under our revolving credit agreement and provides commercial banking services to us and our affiliates. The Bank of New York Mellon Trust Company, N.A. is the Senior Indenture Trustee and will also act as Subordinated Indenture Trustee. However, if The Bank of New York Mellon Trust Company, N.A. acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate the conflict or resign.

Payment and Payment Agents

The person in whose name a senior debt security is registered will be treated as the owner of such security for the purpose of receiving payment of principal and, unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest on such senior debt security and for all other purposes.

Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, payment of interest on any senior debt securities on any interest payment date will be made to the person in whose name those senior debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the interest, except as otherwise provided by the procedures of the depositary. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, principal and interest on the senior debt securities of a particular series will be payable at the office of the paying agents that we designate, except that payments of interest may, at our option, be made by wire transfer or check mailed to the address of the person entitled thereto.

We will be required to maintain a paying agent in each place of payment for the senior debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, the corporate trust office or agency of the Senior Indenture Trustee in The City of New York will be designated as the paying agent for payments with respect to senior debt securities.

All moneys that we pay to a paying agent or the Senior Indenture Trustee for the payment of the principal or interest, if any, on any senior debt securities which remain unclaimed at the end of two years after that principal or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest shall be computed, for fixed rate securities, on the basis of a 360-day year comprised of twelve 30-day months, and, for variable rate securities, on the basis of the actual number of days in the interest period divided by 360.

Governing Law

The Senior Indenture and senior debt securities will be governed by and construed in accordance with the law of the State of New York (without regard to conflicts of laws principles thereof).

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General

We may issue one or more series of subordinated debt securities pursuant to this prospectus. We may issue the subordinated debt securities under an indenture (the “Subordinated Indenture”), to be entered into in the future among us, the subsidiary guarantors of such debt securities, if any, and The Bank of New York Mellon Trust Company, N.A., or another entity, as trustee (“Subordinated Indenture Trustee”). The form of Subordinated Indenture is included as an exhibit to the registration statement of which this prospectus is a part.

Below is a description of certain general terms of the subordinated debt securities. The description is not complete and is subject to and qualified in its entirety by reference to the Subordinated Indenture. The particular terms of a series of subordinated debt securities will be described in a prospectus supplement and, if applicable, a pricing supplement. Capitalized terms used but not defined in this summary have the meanings specified in the Subordinated Indenture.

The subordinated debt securities will be unsecured and will be subordinated and junior in priority of payment to our Senior Indebtedness (as defined below). The Subordinated Indenture is subject to the Trust Indenture Act. The Subordinated Indenture does not limit the amount of Senior Indebtedness or subordinated debt securities which we may issue, nor does it limit us or our subsidiaries from issuing any debt.

Each prospectus supplement, together with a pricing supplement, if applicable, will describe the terms relating to a series of subordinated debt securities, which may include:

•	the title;
•	any limit on the amount that may be issued (unless expressly provided in the applicable prospectus supplement or pricing supplement, a series of our subordinated debt securities may be re-opened from time to time for the issuance of additional subordinated debt securities of that series subject to any terms and conditions set forth in or established pursuant to the Subordinated Indenture);
•	the price at which that series of subordinated debt securities will be issued, which may be at a discount;
•	whether or not that series of subordinated debt securities will be issued in global form, and, if applicable, who the depositary will be;
•	the maturity date(s) or the method of determining the maturity date(s);
•	the person to whom any interest will be payable on any subordinated debt security, if other than the person in whose name that security is registered at the close of business on the regular record date;
•	the interest rate(s), if any, (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s);
•	the place(s) where payments shall be payable, subordinated debt securities may be surrendered for registration of transfer, securities may be surrendered for exchange, and notices and demands to or upon us may be served;
•	the period(s) within which, and the price(s) at which, that series of subordinated debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and other related terms and conditions;
•	any mandatory or optional sinking fund provisions or any provisions for remarketing that series of subordinated debt securities and other related terms and provisions;
•	the denominations in which that series of subordinated debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;
•	the currency or currencies, including composite currencies or currency units, in which that series of subordinated debt securities may be denominated or in which payment of the principal of and interest, if any, on that series of subordinated debt securities shall be payable, if other than the currency of the United States of America, and, if so, whether that series of subordinated debt securities may be satisfied and discharged other than as provided in Article Four of the Subordinated Indenture;

•	if the amounts of payments of principal of and interest on, if any, that series of subordinated debt securities are to be determined by reference to an index, formula or other method, or based on a coin or currency other than that in which that series of subordinated debt securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any, with respect thereto;
•	if other than the principal amount thereof, the portion of the principal amount of that series of subordinated debt securities that will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;
•	whether we will pay additional amounts on any of the subordinated debt securities and coupons, if any, of the series to any non-United States holder in respect of any tax, assessment or governmental charge withheld or deducted, and under what circumstances and with what procedures we will pay such additional amounts;
•	if other than as defined in the Subordinated Indenture, the meaning of “Business Day” when used with respect to that series of subordinated debt securities;
•	if that series of subordinated debt securities may be issued or delivered (whether upon original issuance or upon exchange of a temporary security of such series or otherwise), or any installment of principal or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Subordinated Indenture, the forms and terms of those certificates, documents or conditions;
•	the right, if any, to extend the interest payment periods and the duration of the extensions;
•	the terms pursuant to which any series of subordinated debt securities will be subordinate to any of our debt, if different from those described under “—Subordination” below;
•	any addition to, or modification or deletion of, any event of default, covenant or other term or provision specified in the Subordinated Indenture with respect to that series of subordinated debt securities; and
•	any other terms, which other terms may, subject, in the case of an existing outstanding series of subordinated debt securities, to the provisions of the Subordinated Indenture described below under “—Modification of Subordinated Indenture; Waiver,” amend, supplement or replace any of the terms of the Subordinated Indenture insofar as it concerns the subordinated debt securities of that series.

Each prospectus supplement or pricing supplement, as applicable, may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the subordinated debt securities that the prospectus supplement or pricing supplement covers, as applicable.

Subordination

The payment of the principal of, and premium, if any, and interest on, and any other amounts payable with respect to the subordinated debt securities will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness, whether such Subordinated Indebtedness is outstanding at the time such subordinated debt securities are issued or incurred thereafter. The Subordinated Indenture does not limit or prohibit us from incurring Senior Indebtedness. Holders of subordinated debt securities should also recognize that contractual provisions in the Subordinated Indenture may prohibit us from making payments on the subordinated debt securities under specified circumstances.

“Senior Indebtedness” means the principal of, premium, if any, and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any Federal bankruptcy law or any other applicable Federal or State law, but only to the extent allowed or permitted to the holder of such Indebtedness of the Company against the bankruptcy or any other insolvency estate of the Company in such proceeding) and other amounts due on or in connection with any Indebtedness of the Company incurred, assumed or guaranteed by the Company, whether outstanding on the date of the Subordinated Indenture or thereafter incurred, assumed or guaranteed and all renewals, extensions and refundings of any such Indebtedness of the Company; provided, however, that the following will not constitute Senior Indebtedness:

(a)	any of our Indebtedness as to which, in the instrument creating the same or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Indebtedness shall be subordinated to or pari passu with the subordinated debt securities;
(b)	Indebtedness of the Company in respect of the subordinated debt securities;
(c)	any of our Indebtedness constituting trade accounts payable arising in the ordinary course of business;
(d)	any of our Indebtedness initially issued to any Capital Trust (as defined below) in connection with an issuance by such Capital Trust of preferred securities or other securities similar to preferred securities; and
(e)	any of our Indebtedness owed to any of our subsidiaries.

“Indebtedness,” as applied to a person, means, as of the date on which Indebtedness is to be determined and without duplication (i) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness; (ii) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; (iii) all rental obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; and (iv) all Indebtedness of others for the payment of which such person is responsible or liable as obligor or guarantor.

“Capital Trust” means any Delaware business trust, or any other similar trust, or any partnership or other entity affiliated with us created for the purpose of issuing securities in connection with the issuance of subordinated debt securities under the Subordinated Indenture.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due (subject to any applicable grace period). This means that the Subordinated Trustee and the holders of subordinated debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of Senior Indebtedness have been fully satisfied.

Payment Over of Proceeds Upon Dissolution, Etc. The Subordinated Indenture provides that, upon any distribution of our assets in the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or our creditors, as such, or to our assets, or
•	our liquidation, dissolution or other winding up, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or
•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities,

then and in such event:

(a)	the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in cash, before the holders of the subordinated debt securities of any series are entitled to receive any payment on account of the principal amount, interest or any such other amounts as may be payable under the Subordinated Indenture, if any, in respect of the subordinated debt securities of such series; and
(b)	any payment or distribution of our assets of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the holders of the subordinated debt securities or the Subordinated Indenture Trustee would be entitled but for the subordination provisions of the Subordinated Indenture, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the securities of such series, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of, and premium, if any, and interest on the Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

In the event that, notwithstanding the provisions described in the preceding paragraph, the Subordinated Indenture Trustee or the holder of any subordinated debt security of any series receives any payment or distribution of our assets of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the securities of such series, before all Senior Indebtedness is paid in full or payment thereof provided for, and if such fact has been made known to the Subordinated Indenture Trustee as provided in the Subordinated Indenture, or, as the case may be, such holder of subordinated debt securities, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of our assets for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

By reason of such subordination, in the event of any distribution of our assets in connection with any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings relating to us, or our liquidation, dissolution or winding up, or any assignment for the benefit of our creditors or other marshalling of our assets and liabilities:

•	holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the subordinated debt securities and the holders of subordinated debt securities will be required to pay over their share of such distribution, to the extent made in respect of such subordinated debt securities, to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full; and
•	our creditors who are neither holders of subordinated debt securities nor holders of Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities.

Furthermore, such subordination may result in a reduction or elimination of payments to the holders of subordinated debt securities.

Our consolidation with, or our merger into, another corporation or our liquidation or dissolution following the conveyance or transfer of all or substantially all of our assets to another person upon the terms and conditions described below under “—Consolidation, Merger or Sale,” will not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of our assets and liabilities for the purposes of the subordination provisions of the Subordinated Indenture if the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer all or substantially all of our assets, as the case may be, will, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions described under “—Consolidation, Merger or Sale.”

Prior Payment to Senior Indebtedness upon Acceleration of Subordinated Debt Securities. In the event that any subordinated debt securities of any series are declared due and payable before their stated maturity, the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness or provision will be made for such payment in cash, before the holders of the subordinated debt securities of such series are entitled to receive any payment from us on account of the principal, premium, interest or any other amounts that may be payable in respect of the subordinated debt securities of such series or on account of the purchase or other acquisition of subordinated debt securities of such series. In the event that we make any payment to the Subordinated Indenture Trustee or the holder of any subordinated debt securities of any series that is prohibited by the provisions described in the immediately preceding sentence, then such payment generally must be paid over and delivered to us by the person holding such payment for the benefit of the holders of Senior Indebtedness. The provisions described in this paragraph do not apply to any payment with respect to which the provisions described above under the caption “—Payment Over of Proceeds Upon Dissolution, Etc.” would be applicable.

Default in Senior Indebtedness. In the event and during the continuation of any default by us in the payment of principal, premium, if any, interest or any other payment due on any of our Senior Indebtedness beyond any applicable grace period with respect thereto, or in the event that the maturity of any of our Senior Indebtedness has been accelerated because of a default, then, in any such case, no payment will be made by us with respect to the principal, premium, or interest or any other amounts that may be payable on the subordinated debt securities until such default is cured or waived or ceases to exist or any such acceleration or demand for payment has been rescinded.

Other. We are required to give prompt written notice to the Subordinated Indenture Trustee of any fact known to us which would prohibit the making of any payment in respect of the subordinated debt securities of any series.

If this prospectus is being delivered in connection with the offering of subordinated debt securities, the accompanying prospectus supplement or pricing supplement or information incorporated by reference herein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

Consolidation, Merger or Sale

The Subordinated Indenture generally permits us to consolidate with, merge into or convey, transfer or lease our properties and assets substantially as an entirety, to any person, so long as, immediately after giving effect to such transaction, no event of default under the Subordinated Indenture or event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing. However, any successor or acquiror of such assets must assume all of our obligations under the Subordinated Indenture and the subordinated debt securities and be organized and existing under the laws of the United States of America, any state thereof or the District of Columbia.

Events of Default Under the Subordinated Indenture

The following are events of default under the Subordinated Indenture with respect to each series of subordinated debt securities:

•	default in the payment of any installment of interest upon any subordinated debt security of such series when it becomes due and payable, and continuance of such default for a period of 30 days; or
•	default in the payment of the principal of any subordinated debt security of such series when due; or
•	default in the performance, or breach, of any covenant or warranty of the Company in the Subordinated Indenture (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with or which has been expressly included in the Subordinated Indenture solely for the benefit of a series of subordinated debt securities other than such series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding subordinated debt securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or
•	the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under Federal bankruptcy law or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or
•	the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

•	any other event designated as an event of default in the prospectus supplement or pricing supplement, if any, with respect to subordinated debt securities of that series.

If an event of default with respect to subordinated debt securities of any series occurs and is continuing, the Subordinated Indenture Trustee or the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series, by notice in writing to us (and to the Subordinated Indenture Trustee if notice is given by such holders), may declare the principal of (or if such subordinated debt securities are discount securities, the portion of the principal amount specified in the applicable prospectus supplement or pricing supplement, if any), and accrued interest, if any, due and payable immediately. At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained holders of a majority in principal amount of the outstanding subordinated debt securities of that series, by written notice to us and the Subordinated Indenture Trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the Subordinated Indenture Trustee a sum sufficient to pay all overdue installments of interest on the subordinated debt securities of that series, the principal of any subordinated debt securities of that series which have become due otherwise than by such declaration of acceleration and interest thereon, to the extent payment of such interest is lawful, interest on overdue installments of interest, all sums paid or advanced by the Subordinated Indenture Trustee, the reasonable compensation, expenses, disbursements and advances of the Subordinated Indenture Trustee, its agents and counsel and any other amount due to the Subordinated Indenture Trustee under the Subordinated Indenture, and
•	all events of default with respect to outstanding subordinated debt securities of that series, other than the non-payment of the principal of and interest on such subordinated debt securities which became due solely by such declaration of acceleration, have been cured or waived in accordance with the terms of the Subordinated Indenture.

The holders of a majority in principal amount of the outstanding subordinated debt securities of any series may waive any past default with respect to that series and its consequences, except defaults regarding:

•	payment of principal or interest; or
•	covenants that cannot be modified or amended without the consent of the holder of each outstanding subordinated debt security of such series affected (as described under “—Modification of Subordinated Indenture; Waiver” below).

Any waiver shall cure such default and the corresponding event of default.

Subject to the terms of the Subordinated Indenture, the Subordinated Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders of the applicable series of subordinated debt securities, unless the holders have offered the Subordinated Indenture Trustee reasonable security or indemnity against costs, expenses and liabilities to be incurred in compliance with such request. The holders of a majority in principal amount of the outstanding subordinated debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or exercising any trust or power conferred on the Subordinated Indenture Trustee, with respect to the subordinated debt securities of that series, provided that:

•	the direction given to the Subordinated Indenture Trustee is not in conflict with any law or the Subordinated Indenture;
•	the Subordinated Indenture Trustee may take any other action deemed proper by it which is not inconsistent with that direction; and
•	the Subordinated Indenture Trustee has not determined that the action would be unjustly prejudicial to the holders not involved in the proceeding.

A holder of the subordinated debt securities of any series will have the right to institute a proceeding under the Subordinated Indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the Subordinated Indenture Trustee of a continuing event of default with respect to the subordinated debt securities of that series;
•	the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series have made written request, and have offered reasonable indemnity, to the Subordinated Indenture Trustee to institute the proceedings as trustee; and
•	the Subordinated Indenture Trustee does not institute the proceeding, and does not receive from the holders of a majority in principal amount of the outstanding subordinated debt securities of that series other conflicting directions, within 60 days after the notice, request and offer of indemnity.

The Subordinated Indenture provides that no holder or group of holders of subordinated debt securities will have any right to affect, disturb or prejudice the rights of other holders, obtain or seek priority or preference over another holder or enforce its rights under the Subordinated Indenture except as provided in the Subordinated Indenture for the equal and ratable benefit of all holders.

These limitations on instituting proceedings do not apply to a suit instituted by a holder of subordinated debt securities to enforce the payment of the principal of or interest on the subordinated debt securities.

We will periodically file statements with the Subordinated Indenture Trustee regarding our compliance with the conditions and covenants in the Subordinated Indenture.

Modification of Subordinated Indenture; Waiver

We and the Subordinated Indenture Trustee may amend or supplement the Subordinated Indenture without the consent of any holders to, among other things:

•	evidence the succession of another person and the assumption by such person of our covenants in the Subordinated Indenture and subordinated debt securities;
•	add to our covenants, agreements and obligations for the benefit of the holders of all subordinated debt securities or any series thereof, or to surrender any right or power the Subordinated Indenture confers upon us;
•	add to or change any of the provisions of the Subordinated Indenture to permit the issuance of subordinated debt securities in uncertificated form;
•	establish the form and terms of the subordinated debt securities of any series and (unless prohibited by the terms of the subordinated debt securities of any series pursuant to the Subordinated Indenture) to provide for the re-opening of a series of subordinated debt securities and for the issuance of additional subordinated debt securities of such series;
•	evidence and provide for the acceptance of appointment under the Subordinated Indenture of a successor Subordinated Indenture Trustee with respect to the subordinated debt securities of one or more series;
•	cure any ambiguity, to correct or supplement any provision in the Subordinated Indenture which may be inconsistent with any other provision in the Subordinated Indenture or make other provisions with respect to matters or questions arising under the Subordinated Indenture;
•	add, change or eliminate any provisions of the Subordinated Indenture (which addition, change or elimination may apply to one or more series of subordinated debt securities), provided that the addition, change or elimination neither (a) applies to any subordinated debt security of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of the provision nor (b) modifies the rights of holders of those subordinated debt securities with respect to those modified provisions;
•	secure the subordinated debt securities; or
•	change anything else that does not adversely affect the interests of any holder of subordinated debt securities.

In addition, under the Subordinated Indenture, the rights of holders of a series of subordinated debt securities may be changed by us and the Subordinated Indenture Trustee with the written consent of the holders of at least a majority in principal amount of the outstanding subordinated debt securities of each series that is affected. However, no change may be made without the consent of the holder of each outstanding subordinated debt security affected if such change would, among other things:

•	change the stated maturity of principal of, or any installment of principal or interest on, any such subordinated debt security;
•	reduce the principal amount of a discount security payable upon declaration of acceleration;
•	reduce the principal amount of, or the rate of interest on, or reduce any premium payable on, any of the subordinated debt securities;
•	change the place where, or currency in which, any principal of or interest on any such subordinated debt security is payable;
•	impair the right to institute suit for the enforcement of any payment on or with respect to any of the subordinated debt securities;
•	change the terms of the subordination of the subordinated debt securities in a manner adverse to the holders of any series of outstanding subordinated debt securities;
•	reduce the percentage in principal amount of outstanding subordinated debt securities of any series, the holders of which are required to consent to any such change, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Indenture or certain defaults thereunder and their consequences) with respect to the subordinated debt securities of such series provided for in the Subordinated Indenture; and
•	modify any of the foregoing requirements or the provisions regarding waivers of any covenant or past default other than to increase the percentage of holders required for consent or waiver or add consent requirements for modification of waiver or other provisions.

Form, Exchange and Transfer

The senior debt securities of each series will be issued as registered securities. Unless otherwise specified in the applicable prospectus supplement or the pricing supplement, if any, subordinated debt securities will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the terms of the Subordinated Indenture and the limitations applicable to global securities described in the applicable prospectus supplement or the pricing supplement, if any, subordinated debt securities will be exchangeable for other subordinated debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the Subordinated Indenture and the limitations applicable to global subordinated debt securities set forth in the applicable prospectus supplement or pricing supplement, if any, subordinated debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the registrar or at the office of any transfer agent we designate for that purpose. Unless otherwise provided in the subordinated debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have appointed the Subordinated Indenture Trustee as registrar. Any transfer agent (in addition to the registrar) initially designated by us for any subordinated debt securities will be named in the applicable prospectus supplement or pricing supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the subordinated debt securities of each series.

If the subordinated debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any subordinated debt securities of, that series during a period beginning at the opening of business 15 days before any selection of subordinated debt securities for redemption and ending on the day of mailing or sending of the relevant notice of redemption; or
•	register the transfer of or exchange any subordinated debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any subordinated debt security being redeemed in part.

Global Subordinated Debt Securities

The subordinated debt securities of each series may be issued in whole or in part in global form. A subordinated debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement or pricing supplement, if any. A global subordinated debt security shall be issued in registered form in either temporary or definitive form. A global subordinated debt security may not be transferred, except as a whole among the depositary for that subordinated debt security and its nominees and their respective successors. If any subordinated debt securities of a series are issuable as global subordinated debt securities, the applicable prospectus supplement or pricing supplement, if any, will describe any circumstances when beneficial owners of interests in that global subordinated debt security may exchange their interests for definitive subordinated debt securities of like series and tenor and principal amount in any authorized form and denomination.

Discharge

Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, we may terminate at any time our obligations under the Subordinated Indenture with respect to any series of subordinated debt securities (other than certain limited obligations, such as the obligation to transfer and exchange subordinated debt securities of that series) by (1)(a) delivering all of the outstanding subordinated debt securities of that series to the Subordinated Indenture Trustee to be cancelled or (b) depositing with the Subordinated Indenture Trustee in trust funds or non-callable United States government or government-guaranteed obligations sufficient without reinvestment to pay all remaining principal and interest on the series of subordinated debt securities and (2) complying with certain other provisions of the Subordinated Indenture.

If we elect to discharge our obligations by depositing cash or United States government or government guaranteed obligations as described above, under present law such discharge is likely to be treated for United States federal income tax purposes as a redemption of the subordinated debt securities of that series prior to maturity in exchange for the property deposited in trust. In that event, each holder would generally recognize, at the time of discharge, gain or loss for United States federal income tax purposes measured by the difference between (1) the sum of (a) the amount of any cash and (b) the fair market value of any property deposited in trust deemed received by such holder (unless attributable to accrued interest) and (2) such holder’s tax basis in the subordinated debt securities deemed surrendered. After the discharge, each such holder would likely be treated as if it held an undivided interest in the cash (or investments made therewith) and the property held in trust (or investments made with interest received therefrom). Each such holder would generally be subject to tax liability in respect of interest income and original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of the assets held in trust. Although tax might be owed, the holder of a discharged subordinated debt security would not receive cash (except for current payments of interest on that subordinated debt security) until the maturity or earlier redemption (or, if applicable, repurchase by us at the option of the holder) of that subordinated debt security. United States federal income tax treatment of this nature could affect the purchase price that a holder would receive upon the sale of the subordinated debt securities. You are urged to consult with your tax advisor regarding the tax consequences of the discharge of our obligations.

Information Concerning the Subordinated Indenture Trustee

The Subordinated Indenture Trustee, other than during the occurrence and continuance of an event of default under the Subordinated Indenture, undertakes to perform only those duties as are specifically set forth in the Subordinated Indenture and, upon an event of default under the Subordinated Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Subordinated Indenture Trustee is under no obligation to exercise any of the rights or powers given it by the Subordinated Indenture at the request or direction of any holder of subordinated debt securities unless the Subordinated Indenture Trustee is offered reasonable security or indemnity by that holder against the costs, expenses and liabilities that it might incur. The Subordinated Indenture Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

The Bank of New York Mellon is a participating lender under our revolving credit agreement and provides commercial banking services to us and our affiliates. The Bank of New York Mellon Trust Company, N.A. is the Subordinated Indenture Trustee and will also act as the Senior Indenture Trustee. However, if The Bank of New York Mellon Trust Company, N.A. acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate the conflict or resign.

Payment and Payment Agents

The person in whose name a debt security subordinated is registered will be treated as the owner of such security for the purpose of receiving payment of principal and, unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest on such subordinated debt security and for all other purposes.

Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, payment of interest on any subordinated debt securities on any interest payment date will be made to the person in whose name those subordinated debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the interest, except as otherwise provided by the procedures of the depositary. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, principal and interest on the subordinated debt securities of a particular series will be payable at the office of the paying agents that we designate, except that payments of interest may, at our option, be made by wire transfer or check mailed to the address of the person entitled thereto.

We will be required to maintain a paying agent in each place of payment for the subordinated debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, the corporate trust office of the Subordinated Indenture Trustee in the City of New York will be designated as the paying agent for payments with respect to subordinated debt securities.

All moneys that we pay to a paying agent or the Subordinated Indenture Trustee for the payment of the principal or interest, if any, on any subordinated debt securities which remain unclaimed at the end of two years after that principal or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest shall be computed, for fixed rate securities, on the basis of a 360-day year comprised of twelve 30-day months, and, for variable rate securities, on the basis of the actual number of days in the interest period divided by 360.

Governing Law

The Subordinated Indenture and subordinated debt securities will be governed by and construed in accordance with the law of the State of New York (without regard to conflicts of laws principles thereof).

DESCRIPTION OF COMMON STOCK

General

The following summary describes the material provisions of our common stock. The summary in this prospectus is not complete. We urge you to read our Restated Certificate of Incorporation of Occidental Petroleum Corporation, as amended (“Certificate of Incorporation”), and our Amended and Restated By-laws of Occidental Petroleum Corporation (“Bylaws”), which are incorporated herein by reference as exhibits to the registration statement of which this prospectus is a part.

Our Certificate of Incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 1,100,000,000 shares of common stock, par value $0.20 per share. The common stock will, when issued, be fully paid and nonassessable.

Each prospectus supplement may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the common stock that the prospectus supplement covers.

Dividend Rights

Subject to the dividend rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock, or otherwise, at the rate and on the date or dates as declared by our board of directors. Accruals of dividends will not bear interest. As a Delaware corporation, we are subject to statutory limitations on the declaration and payment of dividends.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of common stock will be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities, and after the payment in full of the amounts required to be paid to the holders of any outstanding class or series of preferred stock. Because we are a holding company, holders of common stock may not receive assets of our subsidiaries in the event of our liquidation until the claims of creditors of such subsidiaries are paid, except to the extent that we are a creditor of, and may have recognized claims against, such subsidiaries.

Voting Rights

Each holder of common stock entitled to vote will have one vote for each one share of common stock held on all matters to be voted upon by our stockholders, including elections of directors.

Conversion, Redemption and Preemptive Rights

Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and of Delaware Law

Our Certificate of Incorporation and our Bylaws and Delaware law contain certain provisions that may have the effect of delaying, deferring or preventing a takeover attempt that a stockholder might consider in its best interest, including those attempts that result in a premium over the market price for the shares held by stockholders. Following is a description of certain of the anti-takeover effects of such provisions.

Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws currently provide that special meetings of our stockholders may be called by our board of directors or the Chairman of our board of directors. In addition, subject to certain procedural requirements contained in our Certificate of Incorporation and Bylaws, special meetings of stockholders may be called by the Secretary upon the written request of record holders of at least 25% of our outstanding common stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice to us thereof in writing within the time periods specified in our Bylaws. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

Stockholder Action by Written Consent. Stockholders are permitted to take action without a meeting by written consent, subject to certain procedures specified in our Certificate of Incorporation and Bylaws.

Limitations on Stockholders’ Ability to Change the Number of Directors. The number of directors to serve on our board of directors is fixed by our Bylaws, and, pursuant to our Bylaws, can only be changed by resolution of our board of directors. In addition, our Certificate of Incorporation provides that any vacancy on our board of directors (including any vacancy resulting from an increase in the number of directors) may be filled by a majority of our board of directors then in office. These provisions limit the ability of a stockholder to appoint new directors to our board of directors, and may have the effect of discouraging an attempt to obtain control of us by means of a proxy contest or otherwise.

Authorized but Unissued Capital Stock. Our Certificate of Incorporation authorizes our board of directors to issue one or more series of preferred stock, and to determine, with respect to any such series of preferred stock, the number of shares to be included in any series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series of preferred stock. The DGCL does not require stockholder approval for any issuance of previously authorized shares of our capital stock. However, the listing requirements of the New York Stock Exchange (“NYSE”), which will apply so long as our common stock is listed on the NYSE, require stockholder approval of certain issuances of common stock or securities convertible into or exercisable for common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons who support current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. In addition, provisions which could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption or conversion rights, could be included in a series of preferred stock.

No Cumulative Voting. The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our Certificate of Incorporation provides that holders of common stock do not have cumulative voting rights in the election of directors or otherwise. A cumulative voting provision could make it easier for minority stockholders to elect one or more directors to our board of directors.

General Corporation Law of the State of Delaware. We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes certain mergers, asset or stock sales and other transactions involving the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns (or within the previous three years did own) 15% or more of our voting stock.

Section 203 could prohibit or delay a merger or other takeover attempt and, accordingly, may discourage attempts to acquire us.

Stock Exchange Listing

Our common stock is listed on the NYSE under the symbol “OXY.”

Transfer Agent and Registrar

EQ Shareowner Services acts as transfer agent and registrar for our common stock.

DESCRIPTION OF PREFERRED STOCK

General

The following summary describes the material provisions of our preferred stock. The summary in this prospectus is not complete. We urge you to read our Certificate of Incorporation and our Bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with the offering of the preferred stock.

Our Certificate of Incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, and to fix the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series.

The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
•	the purchase price of the preferred stock;
•	the voting powers, if any, and whether such voting powers are full or limited, in any such series;
•	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
•	whether dividends, if any, shall be cumulative or noncumulative, the dividend rate, or method of determining the dividend rate of such series, and the dates and preferences of dividends on such series;
•	the rights of such series upon our voluntary or involuntary dissolution, or upon any distribution of our assets;
•	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of ours or any other corporation, and the price or prices or the rates of exchange applicable thereto;
•	the right, if any, to subscribe for or to purchase any securities of ours or any other corporation;
•	the provisions, if any, of any sinking fund applicable to such series; and
•	any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof.

Each prospectus supplement may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the preferred stock that the prospectus supplement covers.

If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, those terms will also be disclosed in the applicable prospectus supplement relating to that series of preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable.

Dividend Rights

The preferred stock will be preferred over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation) on the common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to receive dividends when, as and if declared by our board of directors or, if dividends are cumulative, full cumulative dividends for the current and all prior dividend periods. We will pay those dividends either in cash, shares of preferred stock, or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock that has cumulative dividends, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock as to the payment of dividends, as compared with then-existing and future series of preferred stock.

Rights Upon Liquidation

The preferred stock of each series will be preferred over the common stock and other stock ranking junior to that series of preferred stock as to assets, so that the holders of that series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up, and before any distribution is made to the holders of common stock and other stock ranking junior to that series of preferred stock, the amount set forth in the applicable prospectus supplement. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled, subject to the relative rankings of each series of preferred stock upon liquidation. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock upon liquidation, as compared with then-existing and future series of preferred stock. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets.

Conversion, Redemption or Exchange

The shares of a series of preferred stock will be convertible or exchangeable at the option of the holder of the preferred stock, redeemable at our option or at the option of the holder, as applicable, convertible or exchangeable at our option, into another security, in each case, to the extent set forth in the applicable prospectus supplement.

Voting Rights

The holders of each series or class of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our Board of Directors may, upon issuance of a series or class of preferred stock, grant voting rights to the holders of that series or class, which may be full or limited.

Without the affirmative vote of a majority of the shares of any class of preferred stock then outstanding, we may not:

•	increase or decrease the aggregate number of authorized shares of that class;
•	increase or decrease the par value of the shares of that class; or
•	alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

If the amendment would adversely alter or change the powers, preferences or special rights of one or more series of a class of preferred stock, but not the entire class, then only the shares of the affected series will have the right to vote on the amendment.

Other

Our Certificate of Incorporation and our Bylaws and Delaware law contain certain provisions that may have the effect of delaying, deferring or preventing a takeover attempt that a holder of our preferred stock or depositary shares might consider in its best interest, including those attempts that may result in a premium over the market price of those shares. See “Description of Common Stock—Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and of Delaware Law.”

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of our debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The applicable prospectus supplement will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;
•	the aggregate number of warrants offered;
•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;
•	the exercise price of the warrants;
•	the dates or periods during which the warrants are exercisable;
•	the designation and terms of any securities with which the warrants are issued;
•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;
•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;
•	any minimum or maximum amount of warrants that may be exercised at any one time; and
•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the terms of the depositary shares sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those depositary shares will be described in the prospectus supplement relating to those depositary shares. Accordingly, for a description of the terms of a particular issue of depositary shares, reference must be made to both the prospectus supplement relating thereto and to the following description.

General

We may, at our option, elect to offer shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and one or more depositaries selected by us, who we will name in the prospectus supplement.

Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by that depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Each receipt will represent the applicable interest in a number of shares of a particular series of the preferred stock, which we will describe in the prospectus supplement.

A holder of depositary shares will be entitled to receive the whole number of shares of preferred stock underlying those depositary shares. Holders will not be entitled to receive fractional shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, or for us to issue in exchange for other securities, a specified number of shares of our common stock or preferred stock (or a range of numbers of shares in accordance with a predetermined formula) at a future date or dates or upon the occurrence of specified events. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

We may issue the stock purchase contracts separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of our senior debt securities or subordinated debt securities or any other security registered under this registration statement as described in the applicable prospectus supplement, securing the holder’s obligations to purchase the common stock or preferred stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in specified circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing that holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. That description will not be complete. For more information, you should review the stock purchase contracts and, if applicable, the collateral arrangements and depositary arrangements relating to those stock purchase contracts or stock purchase units and any prepaid securities and the document under which the prepaid securities will be issued. We will file forms of these documents with the SEC before we issue any stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;
•	a description of the terms of any unit agreement governing the units;
•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and
•	whether the units will be issued in fully registered or global form.

The unit agreement, together with the terms of the underlying securities, will be filed with the SEC in connection with the offering of the specific units.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, through agents or a combination of these methods.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In a prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in such prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in a prospectus supplement.

Delayed Delivery Contracts

If we so indicate in a prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in such prospectus supplement. Such prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Occidental Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2018 consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018.

Certain information with respect to the oil and gas reserves associated with Occidental’s oil and gas properties is confirmed in the process review letter of Ryder Scott Company, L.P., independent petroleum engineering consultants, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such process review letter and in giving such process review letter.

Certain information with respect to the oil and gas reserves associated with Anadarko’s oil and gas properties is confirmed in the procedures and methods review letter of Miller and Lents, Ltd., an independent petroleum consulting firm, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such procedures and methods review letter and in giving such procedures and methods review letter.

$500,000,000 Floating Rate Senior Notes due February 2021	$1,500,000,000 2.600% Senior Notes due 2021	$1,500,000,000 3.500% Senior Notes due 2029
$500,000,000 Floating Rate Senior Notes due August 2021	$2,000,000,000 2.700% Senior Notes due 2022	$750,000,000 4.300% Senior Notes due 2039
$1,500,000,000 Floating Rate Senior Notes due 2022	$3,000,000,000 2.900% Senior Notes due 2024	$750,000,000 4.400% Senior Notes due 2049
$1,000,000,000 3.200% Senior Notes due 2026

P R O S P E C T U S   S U P P L E M E N T

Joint Book-Running Managers

BofA Merrill Lynch
Citigroup
 J.P. Morgan
Wells Fargo Securities
Barclays
HSBC
 MUFG
RBC Capital Markets
SOCIETE GENERALE
SMBC Nikko

Co-Managers

BBVA
CIBC Capital Markets
Mizuho Securities
PNC Capital Markets LLC
Scotiabank
Standard Chartered Bank
US Bancorp
Academy Securities
Loop Capital Markets
The Williams Capital Group, L.P.

August 6, 2019